UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-12

Human Genome Sciences, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 16, 2012

The 2012 annual meeting of stockholders of Human Genome Sciences, Inc. will be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Wednesday, May 16, 2012 at 9:30 a.m., local time.

The meeting is being held for the following purposes, which are more fully described in the proxy statement that accompanies this notice.

1.	To elect twelve directors to serve until the next annual meeting or until their successors are elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal year 2012.

3.	To approve, on an advisory basis, the compensation of the named executive officers.

4.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

The close of business on March 23, 2012 has been established as the record date for determining stockholders entitled to vote at the annual meeting.

Your vote is very important. Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the proxy statement and on the proxy card. Submitting your proxy now will help ensure a quorum and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy.

You may revoke your proxy at any time before the vote is taken by delivering to the company’s Secretary a written revocation, submitting a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded.

By Order of the Board of Directors,

James H. Davis, Secretary

March 30, 2012

Rockville, Maryland

HUMAN GENOME SCIENCES, INC.

14200 Shady Grove Road

Rockville, Maryland 20850

PROXY STATEMENT

This proxy statement is being furnished to you by the Board of Directors of Human Genome Sciences, Inc. to solicit your proxy to vote your shares at our 2012 annual meeting of stockholders, and at any adjournment or postponement of the meeting. The meeting will be held at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Wednesday, May 16, 2012 at 9:30 a.m., local time. This proxy statement and the enclosed proxy card and 2011 annual report are being sent to stockholders on or about March 30, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this annual meeting information and proxy?

You are receiving this annual meeting information and proxy from us because you owned shares of common stock of HGS as of March 23, 2012, the record date for the 2012 annual meeting. The HGS Board of Directors has made these materials available to you in connection with the board’s solicitation of proxies for use at our 2012 annual meeting.

This proxy statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on the proposals described in this proxy statement and are invited to attend the annual meeting.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of James H. Davis, our Executive Vice President, General Counsel and Secretary, and David P. Southwell, our Executive Vice President and Chief Financial Officer, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the board recommends, as noted below, and as the named proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

Who is entitled to vote at the annual meeting?

Holders of HGS common stock as of the close of business on the record date, March 23, 2012, may vote at the 2012 annual meeting, either in person or by proxy. As of the close of business on March 23, 2012, there were 199,102,958 shares of HGS common stock outstanding and entitled to vote. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the 2012 annual meeting.

How does the Board of Directors recommend I vote on each of the proposals?

The board recommends that you vote your shares in the following manner:

•	FOR the election of each of the 12 director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal year 2012; and

•	FOR approval of the advisory vote on executive compensation.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You may own shares of HGS common stock in several different ways:

•

Record Ownership. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book-entry form, then you have a stockholder account with our transfer agent, American Stock Transfer & Trust Company and you are a “stockholder of record.”

•

Beneficial Ownership. If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares. You also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares at the meeting.

How can I vote my shares before the annual meeting?

Even if you plan to attend the annual meeting, we recommend that you vote before the meeting as described below so that your vote will be counted if you later decide not to attend the meeting. Voting by internet or by telephone is fast and convenient and your vote is immediately confirmed and tabulated. Submitting a proxy by internet, telephone or mail prior to the annual meeting will not affect your right to attend the annual meeting and vote in person.

If you hold shares in your own name as a stockholder of record, regardless of whether you received your annual meeting materials through the mail or via the internet, you may vote before the annual meeting:

•	By internet, following the instructions on the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail (if you received your proxy materials by mail) by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

If you vote by internet or by telephone, please do not mail in your proxy card (unless you intend for it to revoke your prior internet or telephone vote). Your internet or telephone vote will authorize the named proxies to vote your shares in the same manner as if you completed, signed and returned your proxy card.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. Please check with your broker, bank or other nominee and follow its voting procedures to vote your shares. Most brokers and nominees offer voting procedures by internet, telephone and mail.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?

If you beneficially hold your shares in street name through a brokerage account and you do not submit specific voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as “routine” under rules applicable to broker-dealers. However, a broker cannot vote shares held in street name on matters designated by these rules as “non-routine,” unless the broker receives specific voting instructions from the beneficial holder.

The proposal to ratify the appointment of the company’s independent registered public accounting firm for 2012 is considered “routine” under these rules. All of the other proposals to be submitted for a vote of stockholders at the annual meeting are considered “non-routine” and, therefore, are matters on which a broker may not exercise its voting discretion. Accordingly, if you hold your shares in street name through a brokerage account and you do not instruct your broker how to vote with respect to these other proposals, your broker may not vote on those proposals and your shares will be considered “broker non-votes” on these proposals and will not be taken into account in determining the outcome of the vote on the matter. As a result, we strongly encourage you to utilize the voting procedures made available to you through your broker or other nominee and exercise your right to vote as a stockholder.

What is a “broker non-vote” and how would it affect the vote?

A broker non-vote occurs when a nominee, such as a bank or broker holding shares on behalf of a beneficial owner, does not receive voting instructions from the beneficial owner of the shares and does not have discretionary voting power with respect to the proposal. Brokers will not have discretionary voting power to vote your shares without your voting instructions on any of the items being considered at the 2012 annual meeting, except for the proposal to ratify the appointment of the independent registered public accounting firm. Accordingly, if you fail to provide your bank, broker or other nominee with voting instructions on the other proposals being considered, such failure will result in a broker non-vote with respect to your shares on these proposals.

Because the approval requirement for Proposal 1 (the election of directors) is a plurality of the votes cast (i.e., the nominees who receive the most votes will be the nominees elected by stockholders), a broker non-vote will not affect the outcome of this vote. On all of the other proposals, the affirmative vote of a majority of the votes cast is required for approval of the proposals. Broker non-votes are not considered votes cast on the matter and, therefore, will not be taken into account in determining the outcome of the vote on the matter.

What does it mean if I receive more than one proxy card from the company?

It means that you have more than one account for your HGS shares. Please vote by internet or telephone using each of the identification numbers, or complete and submit all proxies to ensure that all of your shares are voted.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a stockholder of record, you may attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the annual meeting. If you are the beneficial owner of shares held in street name, you must first obtain a “legal proxy” from your broker, bank or other nominee and submit that legal proxy along with a properly completed ballot at the meeting. Under a legal proxy, the bank, broker or other nominee confers to you all of its rights as a record holder to grant proxies or to vote at the meeting.

What do I need to bring to be admitted to the annual meeting?

All stockholders must present a form of personal photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the shares on March 23, 2012.

How can I change my vote or revoke my proxy?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	Notifying our Secretary in writing that you are revoking your proxy;

•	Delivering another proxy (either by internet, telephone or mail) that is dated after the proxy you wish to revoke; or

•

Attending the annual meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

Any written notice of revocation should be delivered to: Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850, Attention: James H. Davis, Secretary. Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of shares held in street name, please check with your broker or other nominee and follow the procedures your broker or nominee provides if you wish to change your vote with respect to those shares.

What are the voting requirements to elect directors and approve the other proposals described in the proxy statement?

The vote required to elect directors and approve each of the matters scheduled for a vote at the annual meeting is set forth below:

Proposal	Vote Required
1. Election of directors	Plurality of votes cast
2. Ratification of appointment of Ernst & Young LLP	Majority of votes cast
3. Advisory vote on executive compensation	Majority of votes cast

A “plurality” of the votes cast at the meeting means that the nominees who receive the most votes will be the nominees elected by stockholders.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of HGS common stock issued and outstanding and entitled to vote as of the March 23, 2012 record date, or 99,551,480 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter (or to “withhold” voting authority in the election of directors). Abstentions are counted as present for purposes of determining a quorum. An abstention will have no effect on the outcome of the election of directors and the advisory vote on executive compensation. However, because an abstention is considered a vote “cast” but it is not a vote “for” a particular matter, it will have the same effect as a vote “against” any of the other proposals.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the company’s printing and postage costs, as well as the number of paper documents you will receive.

If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares beneficially, please contact your broker or other nominee to enroll for electronic proxy delivery.

If you already receive your proxy materials via the internet, you will continue to receive them in this manner until you instruct otherwise through the website referenced above.

Who will conduct the proxy solicitation and how much will it cost?

The solicitation is being made primarily through the mail, but our directors, officers and employees may also engage in the solicitation of proxies. We have retained the services of Georgeson Inc. to assist in soliciting proxies. Georgeson will solicit proxies by personal interview, telephone, facsimile and mail. It is anticipated that the fee for those services will not exceed $10,000 plus reimbursement for out-of-pocket expenses. The company will pay all the costs of the proxy solicitation. Other than the compensation of Georgeson, no compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

Who will count the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Alan Esenstad, our Controller, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.

Where can I find the voting results of the meeting?

We will publish the voting results in a Form 8-K within four business days after the annual meeting. You can read or print a copy of that report by going to either the company’s website at www.hgsi.com under the section “Investors — SEC Filings” or the Securities and Exchange Commission’s website at www.sec.gov.

If you have any questions about voting your shares or attending the annual meeting, please contact our Investor Relations Department at (301) 610-5800.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012

The company’s proxy statement for the 2012 annual meeting of stockholders and the company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.hgsi.com.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

All of our directors are elected annually by stockholders. Each of the 12 nominees for director listed below currently serves as a director of the company and has been nominated for election to hold office until the next annual meeting or until his or her successor is elected and qualified. All of the nominees have agreed to serve if elected. In the event that any nominee is unable to stand for election, the board may reduce the number of directors or the persons named in the proxy will vote for a substitute nominee as they, in their discretion, shall determine. We do not expect that any nominee will be unable to stand for election.

Since the date of our 2011 annual meeting, Dr. Allan Baxter was appointed to the board upon the recommendation of the Nominating and Governance Committee. Dr. Baxter was recommended for consideration by the Nominating and Governance Committee following the identification and recommendation by a third-party search firm.

Our by-laws provide that directors are to be elected by a plurality of votes cast, which means that those nominees who receive the most votes will be elected. The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board of Directors, unless authority to vote is withheld.

The Board of Directors has determined that all of our current directors are qualified to serve as directors of the company. In addition to the specific business experience listed below, each of our directors has the tangible and intangible skills and attributes that we believe are required to be an effective director of the company, including experience at senior levels in areas of expertise helpful to the company, a willingness and commitment to assume the responsibilities required of a director of the company and the character and integrity we expect of our directors.

Set forth below is information regarding each director nominee’s principal occupation, business experience, directorships and qualifications:

Name	Age	Director Since	Principal Occupation, Business Experience, Directorships and Qualifications
Allan Baxter, Ph.D.	62	2011

Member of our Nominating and Governance Committee. Dr. Baxter is chairman of Stevenage Bioscience Catalyst, an open innovation bioscience campus; chairman of TopiVert, LTD; and Strategy Officer for Ascletis, a Chinese pharmaceutical company. From 1980 to 2010, Dr. Baxter served in a variety of scientific roles with GlaxoSmithKline (GSK) (and its predecessors Glaxo Group and Glaxo Wellcome); from 2006-2010, he was Senior Vice President, Medicines Development with accountability for GSK’s late stage pipeline; from 2001-2006, he was Senior Vice President, Drug Discovery, with accountability for GSK’s early pipeline. Dr. Baxter is a non-executive director of Vernalis plc and of Autifony Therapeutics. He is chairman of the Wellcome Trust Seeding Drug Discovery investment committee and a member of the Wellcome Trust Technology Transfer Strategy Panel. He holds a Ph.D. in Biochemistry and honorary D.Sc. from Glasgow University and an honorary D.Sc. from the University of Strathclyde, where he graduated B.Sc. in Chemistry.

We believe that Dr. Baxter’s qualifications to serve on our Board of Directors include his significant experience in the drug discovery and development field, including his various positions with GSK.

Name	Age	Director Since	Principal Occupation, Business Experience, Directorships and Qualifications
Richard J. Danzig	67	2001

Member of our Audit Committee and Finance Committee. Consultant to U.S. government on biological terrorism and Chairman of the Board of Directors of The Center for a New American Security. Mr. Danzig is a Senior Fellow of Yale University’s Jackson Institute for Global Affairs, and a Senior Advisor to the Center for Strategic and International Studies and the Center for Naval Analyses. He is also a member of the Defense Policy Board, the President’s Intelligence Advisory Board, and the U.S. Military European Command Advisory Board. He serves on the Boards of Directors of Saffron Hill Investors Guernsey and the RAND Corporation. He served as Secretary of the Navy from 1998 to 2001 and as Under Secretary of the Navy from 1993 to 1997. He was a Traveling Fellow of the Center for International Political Economy and an Adjunct Professor at Syracuse University’s Maxwell School of Citizenship & Public Affairs between 1997 and 1998. He was a partner in the law firm of Latham & Watkins from 1981 to 1993. Mr. Danzig received a B.A. degree from Reed College, a J.D. degree from Yale University, and Bachelor of Philosophy and Doctor of Philosophy degrees from Oxford University.

We believe that Mr. Danzig’s qualifications to serve on our Board of Directors include his experience in government, including his prior role as Secretary of the Navy, his prior legal experience and position as a director of another public company.

Colin Goddard, Ph.D.	52	2010

Member of our Compensation Committee. Dr. Goddard has served as Executive Chairman of Coferon, Inc., a private biotechnology platform company, since April 2011. From October 1998 until its acquisition by Astellas Pharmaceuticals, Inc. in July 2010, Dr. Goddard served as Chief Executive Officer of OSI Pharmaceuticals, Inc. and member of its Board of Directors. He joined OSI as a scientist in 1989 and held positions that included Director of Drug Discovery, Chief Operating Officer and President. He also chaired the OSI board from 2000-2002. Prior to his employment at OSI, Dr. Goddard was a research fellow at the National Cancer Institute in Bethesda, MD. Dr. Goddard also chairs the board of Merganser Biotech and serves on the boards of PanOptica, Inc. and Agendia NV, all private biotech companies, and Abilities! Inc., an internationally recognized charity for the disabled. He received his Ph.D. in Cancer Pharmacology from the University of Aston in Birmingham, U.K. and a B.Sc. (Hons) in Biochemistry from the University of York, U.K.

We believe that Dr. Goddard’s qualifications to serve on our Board of Directors include his previous position as Chief Executive Officer of a public biopharmaceutical company and his extensive drug discovery and research experience both at a biopharmaceutical company and at the National Cancer Institute.

Name	Age	Director Since	Principal Occupation, Business Experience, Directorships and Qualifications
Maxine Gowen, Ph.D.	54	2008

Member of our Nominating and Governance Committee. Since 2007, Dr. Gowen has been the President and Chief Executive Officer of Trevena, Inc., a privately-held drug discovery company. Prior to joining Trevena, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline (GSK) over a period of fifteen years, most recently as Senior Vice President of GSK’s Center of Excellence for External Drug Discovery. In that position, Dr. Gowen built and led a new R&D division with a mission to create a drug discovery portfolio through business development alliances with innovative healthcare companies. She joined GSK in 1992 to lead the Musculoskeletal Diseases Division, where she initiated and led a number of preclinical and clinical development programs. Before GSK, Dr. Gowen was Senior Lecturer and Head, Bone Cell Biology Group, Department of Bone and Joint Medicine, of the University of Bath, U.K. Dr. Gowen has been honored with a number of research awards and prizes, has authored more than 125 peer-reviewed publications, reviews and book chapters, and holds a number of patents. She received her Ph.D. from the University of Sheffield, U.K., an M.B.A. with academic honors from The Wharton School of the University of Pennsylvania, and a B.Sc. with Honors in Biochemistry from the University of Bristol, U.K.

We believe that Dr. Gowen’s qualifications to serve on our Board of Directors include her significant experience in the drug discovery field, including her position as Chief Executive Officer of Trevena, Inc. and her prior drug discovery and development positions at GlaxoSmithKline.

Tuan Ha-Ngoc	60	2005

Chair of our Audit Committee. Since 2002 Mr. Ha-Ngoc has been President and Chief Executive Officer of AVEO Pharmaceuticals, Inc., a public biopharmaceutical company focused on the discovery and development of novel cancer therapeutics. From 1999 to 2002, he was co-founder, President and Chief Executive Officer of deNovis, Inc., an enterprise-scale software development company for the automation of healthcare administrative functions. From 1998 to 1999, Mr. Ha-Ngoc was Corporate Vice President of Strategic Development for Wyeth, following Wyeth’s acquisition of Genetics Institute, where Mr. Ha-Ngoc served as Executive Vice President with responsibility for corporate development, commercial operations and European and Japanese operations. Prior to joining Genetics Institute in 1984, Mr. Ha-Ngoc held various marketing and business positions at Baxter Healthcare, Inc. He received his M.B.A. degree from INSEAD and his Master’s degree in pharmacy from the University of Paris, France. Mr. Ha-Ngoc serves on the Board of Directors of AVEO Pharmaceuticals, Inc., and on the boards of directors of a number of academic and nonprofit organizations, including the Harvard School of Dental Medicine, the Tufts School of Medicine, the Boston Philharmonic Orchestra and the International Institute of Boston.

Name	Age	Director Since	Principal Occupation, Business Experience, Directorships and Qualifications
			We believe that Mr. Ha-Ngoc’s qualifications to serve on our Board of Directors include his significant experience in the cancer research field and corporate strategy development, including his leadership role as Chief Executive Officer at AVEO Pharmaceuticals, Vice President for Strategic Development at Wyeth and his experiences in commercializing potential drug candidates at Genetics Institute and Baxter Healthcare, including his international commercialization experience in Europe and Japan.

A. N. “Jerry” Karabelas, Ph.D.	59	2002

Chairman of the Board, Chair of our Finance Committee and member of our Compensation Committee. Dr. Karabelas has been a Partner of Care Capital LLC since 2001. He served as Founder and Chairman of Novartis BioVenture Fund from 2000 to 2001, Head of Healthcare and CEO of Worldwide Pharmaceuticals at Novartis, AG from 1998 to 2000, Executive Vice-President, Pharmaceuticals at SmithKline Beecham from 1997 to 1998, President, North American Pharmaceuticals at SmithKline Beecham from 1993 to 1997, and Vice President of U.S. Marketing, SmithKline Beecham, from 1990 to 1993. Dr. Karabelas is a Visiting Committee Member of MIT Health Studies & Technology. He received his B.S. in biochemistry from the University of New Hampshire and his Ph.D. in pharmacokinetics from the Massachusetts College of Pharmacy.

We believe that Dr. Karabelas’s qualifications to serve on our Board of Directors include his substantial experience in business development and clinical development and his prior roles at Novartis and SmithKline Beecham where he was responsible for the marketing and commercialization of new drug candidates.

John L. LaMattina, Ph.D.	62	2008

Member of our Compensation Committee and Finance Committee. Dr. LaMattina served as Senior Vice President, Pfizer Inc., and President, Pfizer Global Research & Development from 2003 to 2007. Dr. LaMattina joined Pfizer Inc. in 1977 and held positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998 and Senior Vice President of Worldwide Development in 1999. Dr. LaMattina is a Senior Partner at PureTech Ventures and a member of the Board of Directors of Ligand Pharmaceuticals Incorporated, a public company. He also serves on the Board of Trustees of Boston College, the Board of Directors of the Terri Brodeur Breast Cancer Foundation and the Scientific Advisory Board of Trevena, Inc. He holds a number of U.S. patents and is the author of a number of scientific publications, including a book entitled: “Drug Truths — Dispelling the Myths of Pharma R&D.” He graduated cum laude from Boston College with a B.S. in Chemistry and received a Ph.D. in Organic Chemistry from the University of New Hampshire. He previously served on the Board of Directors of Thermo Electron Corporation from 2004 to 2006 and Neurogen Corporation from 2008 to 2009.

Name	Age	Director Since	Principal Occupation, Business Experience, Directorships and Qualifications
			We believe that Dr. LaMattina’s qualifications to serve on our Board of Directors include his substantial experience in drug discovery and development, including his prior positions with Pfizer, Inc.

Augustine Lawlor	55	2004

Chair of our Compensation Committee and member of our Finance Committee. Mr. Lawlor has been a managing director of HealthCare Ventures LLC since 2000. Prior to joining HealthCare Ventures, Mr. Lawlor served as Chief Operating Officer of LeukoSite from 1997 to 2000. Before joining LeukoSite, Mr. Lawlor served as Chief Financial Officer and Vice President of Corporate Development of Alpha-Beta Technology. He was previously Chief Financial Officer and Vice President, Business Development, of BioSurface Technology. Mr. Lawlor serves on the Board of Directors of Cardiovascular Systems, Inc., a public company, and a number of private companies, including Catalyst, GlobeImmune, Inc., Synovex, U.S. Genomics, Inc., VaxInnate, Corp., GITR Inc. and Tensha Therapeutics Inc. He received a B.A. degree from the University of New Hampshire, where he was elected to Phi Beta Kappa, and received a master’s degree in management from Yale University.

We believe that Mr. Lawlor’s qualifications to serve on our Board of Directors include his significant experience in venture financing, his financial and operational experience with other public pharmaceutical companies and his experience in new drug development through his portfolio companies and at LeukoSite and Alpha-Beta Technology.

George J. Morrow	60	2011

Member of our Nominating and Governance Committee. Mr. Morrow served as Executive Vice President, Global Commercial Operations at Amgen Inc. from 2003 until his retirement in 2011. Prior to that he served as Executive Vice President of Worldwide Sales and Marketing at Amgen from 2001 to 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, last serving as President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow serves on the Board of Directors of Align Technology, Inc., a public company, and is a member of the Duke University Medical Center Board of Visitors. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

We believe that Mr. Morrow’s qualifications to serve on our Board of Directors include his considerable business experience in the biopharmaceutical industry at Amgen and GlaxoSmithKline, including his particular experience in the marketing and commercialization of new drug candidates.

Name	Age	Director Since	Principal Occupation, Business Experience, Directorships and Qualifications

Gregory Norden	54	2011

Member of our Audit Committee. From 1989 to 2010, Mr. Norden held various senior positions with Wyeth/American Home Products Corp., most recently as Wyeth’s Senior Vice President and Chief Financial Officer. Prior to his affiliation with Wyeth, he served as Audit Manager at Arthur Andersen & Company. Mr. Norden also serves on the Board of Directors of WelchAllyn, a leading global provider of medical diagnostic equipment. Mr. Norden received an M.S. in Accounting from Long Island University — C.W. Post and a B.S. in Management/Economics from the State University of New York — Plattsburgh.

We believe that Mr. Norden’s qualifications to serve on the Board of Directors include his extensive financial and accounting expertise and experience at Wyeth and at Arthur Andersen & Company and his significant experience in the biopharmaceutical industry.

H. Thomas Watkins	59	2004

Serves as our President and Chief Executive Officer and as a member of our Board of Directors. Mr. Watkins joined us in 2004. From 1998 to 2004, he served as President of TAP Pharmaceutical Products, Inc. He was employed by Abbott Laboratories from September 1985 to August 1998 in various positions in the Pharmaceutical Products Division, Diagnostics Division and Health Systems Division. Mr. Watkins serves on the boards of directors of Vanda Pharmaceuticals, Inc., a public company, the U.S. Chamber of Commerce, the Biotechnology Industry Organization (BIO) and the National Symphony Orchestra. Mr. Watkins is a Trustee of The College of William and Mary Foundation and a member of the Board of Trustees of The Mason School of Business of The College of William and Mary. Mr. Watkins holds an M.B.A. from the University of Chicago Graduate School of Business and a B.A. in business administration from the College of William & Mary.

We believe that Mr. Watkins’s qualifications to serve on our Board of Directors include his position as our President and Chief Executive Officer and his significant experience in the biopharmaceutical industry.

Robert C. Young, M.D.	72	2005

Chair of our Nominating and Governance Committee. Since 2009, Dr. Young has been President of RCY Medicine, a health policy consulting firm. He formerly served as Chancellor of Fox Chase Cancer Center in Philadelphia, Pennsylvania from 2007 to 2009, and as President of Fox Chase from 1988 to 2007. From 1974 to 1988, he was employed at the National Cancer Institute as Chief, Medicine Branch. Dr. Young was Chairman of the Board of Scientific Advisors of the National Cancer Institute (NCI) from 2004 to 2009 and formerly served on the National Cancer Policy Board at the Institute of Medicine. He is a past President of the American Society of Clinical Oncology

Name	Age	Director Since	Principal Occupation, Business Experience, Directorships and Qualifications

(ASCO), the American Cancer Society and the International Gynecologic Cancer Society. He was awarded ASCO’s Distinguished Service Award for Scientific Leadership in 2004 and was co-recipient of the 2002 Bristol-Myers Squibb Award for Distinguished Achievement in Cancer Research for his research in ovarian cancer. He also serves on the boards of directors of West Pharmaceutical Services, Inc. and AVEO Pharmaceuticals, Inc., public companies, and is past Chairman of the National Comprehensive Cancer Network. Dr. Young serves as Chairman of the editorial board of Oncology Times. Dr. Young received his B.Sc. degree in zoology in 1960 from Ohio State University and his M.D. in 1965 from Cornell University Medical College. Following his internship at New York Hospital, he completed his residency at NCI and Yale-New Haven Medical Center. He is board-certified in internal medicine, hematology and oncology by the American Board of Internal Medicine.

We believe that Dr. Young’s qualifications to serve on our Board of Directors include his substantial experience in cancer research as head of the Fox Chase Cancer Center and as Chairman of the Board of Scientific Advisors of the National Cancer Institute as well as his prior role with the National Cancer Policy Board at the Institute of Medicine, as well as his accomplished background as a board-certified physician.

The Board of Directors recommends that you vote FOR all twelve nominees under Proposal 1.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors

The Board of Directors held six meetings during 2011. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which the director was a member during 2011. We expect each member of our Board of Directors to attend the annual meeting and all future meetings of stockholders. All eleven members of the Board of Directors attended the 2011 annual meeting of stockholders. The Board of Directors has determined that each member of the Board of Directors, other than Mr. Watkins, is “independent” in accordance with the listing standards of The NASDAQ Stock Market. Non-management directors meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings. Dr. Karabelas, our Chairman of the Board, has been designated by the Board of Directors to act as the presiding director for such executive sessions of non-management directors.

Board Committees and Charters

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Finance Committee. The Board of Directors has adopted a written charter for each of these committees, copies of which are available under the “Investors — Corporate Governance” section of our website at www.hgsi.com.

Audit Committee

The Audit Committee, currently consisting of Messrs. Ha-Ngoc, Danzig and Norden, provides the opportunity for direct contact between our independent registered public accounting firm and our Board of Directors. The Board of Directors has determined that each of the members of the committee is “independent” in accordance with the NASDAQ listing standards and Messrs. Ha-Ngoc and Norden meet the criteria of the Securities and Exchange Commission for an “audit committee financial expert.” The Audit Committee engages the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, reviews the adequacy of our internal accounting controls and oversees our financial reporting process. The Audit Committee held eight meetings during 2011. A copy of the Audit Committee Report is included in this proxy statement on page 20.

Compensation Committee

The Compensation Committee, currently consisting of Mr. Lawlor and Drs. Karabelas, LaMattina and Goddard, determines all compensation paid or awarded to our executive officers and senior officers (those with the rank of Vice President or above) and administers our stock incentive plan and our employee stock purchase plan. The Board of Directors has determined that each of the members of the committee is “independent” in accordance with the NASDAQ listing standards. The Compensation Committee held six meetings during 2011. A copy of the Compensation Committee Report is included in this proxy statement on page 40.

Nominating and Governance Committee

The Nominating and Governance Committee, currently consisting of Drs. Young, Baxter and Gowen and Mr. Morrow, is responsible for reviewing our corporate governance principles, proposing a slate of directors for election by our stockholders at each annual meeting and proposing candidates to fill any vacancies on our Board of Directors. The Board of Directors has determined that each of the members of the committee is “independent” in accordance with the NASDAQ listing standards. The committee is responsible for considering nominees for board membership recommended by stockholders. Subject to complying with our by-laws, any stockholder wishing to propose a nominee may submit a recommendation in writing to our Secretary, indicating the nominee’s qualifications and other relevant biographical information. The Nominating and Governance Committee held two meetings during 2011.

Finance Committee

The Finance Committee, currently consisting of Drs. Karabelas and LaMattina and Messrs. Danzig and Lawlor, reviews and monitors our financial plans and programs and capital structure. The Board of Directors has determined that each of the members of the committee is “independent” in accordance with the NASDAQ listing standards. The Finance Committee held eight meetings during 2011.

Corporate Governance Guidelines

Our Board of Directors, upon the recommendation of the Nominating and Governance Committee, adopted a set of corporate governance guidelines, a copy of which is available under the “Investors — Corporate Governance” section of our website at www.hgsi.com. We continue to monitor our corporate governance guidelines to comply with rules adopted NASDAQ, the Securities and Exchange Commission and by industry practice.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available under the “Investors — Corporate Governance” section of our website at www.hgsi.com. We require all directors, officers and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interests. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the code by making disclosures concerning such matters available on the Investors page of our website. NASDAQ listing standards require companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

Board of Directors Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors and executive sessions of the Board of Directors. Our CEO serves on our Board of Directors, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board of Directors.

The Role of the Board of Directors in Risk Oversight

The role of the Board of Directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board of Directors (or the appropriate committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board of Directors at the next meeting of the Board of Directors. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Nominations Process

The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and to provide insight and practical wisdom based on experience. In identifying candidates for membership on our Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to our company and, consistent with the objective of having a diverse and experienced Board of Directors, the ability and willingness to exercise sound business judgment, the ability to work well with others, and the willingness to assume the responsibilities required of a director of our company. Each member of our Board of Directors must represent the interests of our stockholders. The Nominating and

Governance Committee also reviews and determines whether existing members of our Board of Directors should stand for re-election, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board of Directors.

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. The Nominating and Governance Committee considers stockholder recommendations for candidates for our Board of Directors that are properly submitted in accordance with our by-laws. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Stock Ownership and Retention Guidelines for Non-Employee Directors and Executive Officers

The Board of Directors believes that, as a matter of sound corporate governance, non-employee directors and executive officers should have a significant personal financial stake in our performance. Consequently, the Board of Directors revised the stock ownership and retention guidelines for non-employee directors and adopted new guidelines for executive officers. Our corporate governance guidelines now require that each non-employee director acquire and hold shares of our common stock having a value equal to three times the standard annual cash retainer (excluding meeting fees and additional fees paid for service as a committee chair or member) or a minimum of 10,000 shares. A non-employee director will have satisfied the applicable ownership guideline if either the aggregate value requirement or minimum number of shares requirement is met. Directors in office as of March 1, 2012 will thus have an ownership goal of $90,000, or a minimum of 10,000 shares. Each non-employee director is required to achieve this revised goal by March 1, 2015, or within three years after their appointment to the board, whichever is later.

The new stock ownership and retention guideline for executive officers became effective as of March 1, 2012. Our corporate governance guidelines require that each executive officer acquire and hold shares of our common stock having a value equal to three times base salary or a minimum of 225,000 shares for our President and Chief Executive Officer and one times base salary or a minimum of 45,000 shares for our other executive officers who are members of our Management Committee. An executive officer will have satisfied the applicable ownership guideline if either the aggregate value requirement or minimum number of shares requirement is met. Each such executive officer is required to achieve this revised goal by March 1, 2015, or within three years after the executive officer assumes their particular position, whichever is later. The ownership guidelines will change based on adjustments to their base salary. The Compensation Committee may waive the ownership guidelines for executive officers if compliance would create severe hardship or prevent an executive from complying with a court order, as in the case of a divorce settlement, or where unforeseen circumstances make compliance with the ownership guidelines impracticable or impossible.

Shares of our common stock that count toward satisfaction of these ownership guidelines include, unless beneficial ownership therein is disclaimed: (i) shares owned outright by the director or executive officer or their immediate family members residing in the same household, whether held individually or jointly; (ii) shares held in a trust, family limited partnership or similar entity solely for the benefit of the director or executive officer and/or their immediate family members; (iii) shares of restricted stock and restricted stock units awarded under our equity incentive plans, including vested and unvested awards; and (iv) shares acquired upon stock option exercise, but not shares underlying unexercised stock options.

A director or executive officer will have satisfied the applicable ownership guideline if either (i) the aggregate value of the shares held equals or exceeds the relevant multiple of his or her current retainer or annual base salary, as calculated on the last trading day of each calendar year or (ii) the number of shares held equals or exceeds the relevant minimum number required by the ownership guidelines.

Compliance with these ownership guidelines is assessed once per year on the last trading day of the calendar year and each year thereafter. The share value used to calculate share ownership on the assessment date is the average closing price measured over the 20 trading days immediately prior to the last trading day of the applicable calendar year. The value attributed to restricted stock units is the value of the underlying shares.

Until the applicable ownership guideline is achieved, the director or executive officer is required to retain an amount equal to 50% of the net gain shares received as a result of the exercise of stock options, the vesting of restricted stock awards or the vesting or settlement of restricted stock units. “Net gain shares” are the shares remaining after shares are sold or netted to pay the exercise price of stock options and payment of taxes owed with respect to the exercise, vesting or settlement event.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with our Board of Directors should do so in writing, addressed to Human Genome Sciences, Inc., c/o Audit Committee Chair, 14200 Shady Grove Road, Rockville, Maryland 20850. These communications will not be screened by management prior to receipt by the Audit Committee Chair.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation paid during the last fiscal year to each individual who served as a director at any time during the fiscal year:

Name	Fees Earned or Paid in Cash(1)($)	Stock Awards(2)($)	Option Awards(3)($)	Total($)

Allan Baxter, Ph.D.(4)	15,875	—	381,995	397,870
Richard J. Danzig	73,250	68,775	244,477	386,502
Jürgen Drews, M.D.(5)	34,375	—	—	34,376
Colin Goddard, Ph.D.	38,000	68,775	244,477	351,252
Maxine Gowen, Ph.D.	52,500	68,775	244,477	365,752
Tuan Ha-Ngoc	77,000	68,775	244,477	390,252
A.N. “Jerry” Karabelas, Ph.D.	132,000	68,775	244,477	445,252
John L. LaMattina, Ph.D.	68,250	68,775	244,477	381,502
Augustine Lawlor	83,750	68,775	244,477	397,002
George Morrow(6)	24,875	68,775	638,254	731,904
Gregory Norden(7)	32,500	68,775	596,527	697,802
Robert C. Young, M.D.	57,000	68,775	244,477	370,252

(1)	A portion of director’s fees may be paid in shares or units at the election of the director. In 2011, Dr. Drews, Mr. Karabelas, Mr. Ha-Ngoc, and Mr. Lawlor elected to receive some portion of their fees in shares or units.

(2)	Reflects fair market value of shares of common stock and restricted stock units as of the date of grant under the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan, as described below. The aggregate number of stock awards (consisting of restricted common stock and/or restricted or fully vested stock units) outstanding as of December 31, 2011 for Mr. Danzig was 2,500, Dr. Goddard was 2,500, Dr. Gowen was 2,500, Mr. Ha-Ngoc was 2,500, Dr. Karabelas was 2,500, Dr. LaMattina was 2,500, Mr. Lawlor was 2,500, Mr. Morrow was 2,500, Mr. Norden was 2,500 and Dr. Young was 2,500. Drs. Baxter and Drews had no outstanding stock awards as of December 31, 2011.

(3)	Reflects the aggregate grant date fair value of option awards granted during the last fiscal year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The aggregate number of option awards outstanding as of December 31, 2011 for Dr. Baxter was 25,000, Mr. Danzig was 160,000, Dr. Goddard was 41,000, Dr. Gowen was 89,000, Mr. Ha-Ngoc was 121,000, Dr. Karabelas was 208,000, Dr. LaMattina was 60,991, Mr. Lawlor was 160,000, Mr. Morrow was 41,000, Mr. Norden was 41,000 and Dr. Young was 115,170. Dr. Drews had no outstanding option awards as of December 31, 2011.

(4)	Dr. Baxter was appointed to the Board of Directors in May 2011.

(5)	Dr. Drews ceased being a member of the Board of Directors in May 2011.

(6)	Mr. Morrow was elected to the Board of Directors in May 2011.

(7)	Mr. Norden was elected to the Board of Directors in May 2011.

Each director who is not an employee is eligible to receive a director’s fee of $30,000 per year and a fee ranging from $750 to $2,000 for participation in each meeting of the Board of Directors or meeting of a committee of the Board of Directors. The Chairman of the Board is entitled to an additional director fee at a rate of $60,000 per year. The chairman of the Audit Committee is entitled to an additional director fee at a rate of $13,000 per year, which was increased from a rate of $10,000 per year effective March 1, 2011, with each member of the Audit Committee other than the chair receiving an additional fee of $5,000. The chairmen of the Nominating and Governance Committee, Compensation Committee and Finance Committee are entitled to an additional director fee of $8,000 per year, which was increased from a rate of $5,000 per year effective March 1, 2011, with each member of these committees other than the chairs receiving an additional fee of $3,000. All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors. Directors who are also employees receive no compensation for their services to us as directors.

Each non-employee director is entitled to receive an automatic grant of an option to purchase 25,000 shares of common stock on the date that such non-employee director is first elected or appointed. Each non-employee director is entitled to receive an automatic grant of an option to purchase 16,000 shares of common stock and 2,500 restricted stock units on the day immediately following the date of each annual meeting of stockholders.

In January 2007, the Board of Directors adopted the Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan. The plan enables non-employee directors to elect to receive shares of our common stock in lieu of cash fees otherwise payable to such directors for their services on the Board of Directors. Under the plan, directors may receive fully vested shares of common stock or elect to have fully vested stock units credited to an account. Stock units credited to a director’s account will be settled in shares of common stock when the director ceases to serve on the Board of Directors. The number of shares of common stock or stock units will be based on the fair market value of our common stock on the date the cash fees are otherwise payable to the director.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Ernst & Young LLP currently serves as our independent registered public accounting firm. The Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, the issues raised by the most recent quality control review, the coordination of the firm’s efforts with our accounting department and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of those services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with Ernst & Young in all of these respects.

Under NASDAQ and Securities and Exchange Commission rules, and the Audit Committee Charter, the Audit Committee is directly responsible for the selection, appointment, compensation, and oversight of the company’s independent registered public accounting firm and is not required to submit this appointment to a vote of the stockholders. The Board of Directors, however, considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Ernst & Young for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young, it will be considered as a direction to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Required Vote and Board Recommendation

Ratification of the appointment of Ernst & Young as the company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. Abstentions are considered votes cast and, therefore, will have the effect of a vote against the matter.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

Audit Fees

The fees billed or incurred by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2011 and 2010, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the review of SEC filings and issuance of comfort letters in connection with our convertible note offering and capped call transactions in 2011 and the review and consent for our other filings for 2011 and 2010 were approximately $833,000 and $506,000, respectively.

Audit-Related Fees

The fees billed by Ernst & Young LLP for professional services rendered for assurance and related services that are reasonably related to the audit of our annual consolidated financial statements for 2011 and 2010, were approximately $90,000 and $64,000, respectively. These fees were for accounting consultations and consultation regarding financial accounting and reporting standards.

Tax Fees

The fees billed by Ernst & Young LLP for professional services rendered for tax compliance were $3,000 and $55,500 for 2011 and 2010, respectively. The fees billed by Ernst & Young LLP for tax advice and planning services, including international tax planning, were approximately $36,000 and $520,000 for 2011 and 2010, respectively.

All Other Fees

In 2011 and 2010, Ernst & Young LLP did not bill us for any services other than those described above.

Approval of Non-Audit Services

The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under the rules and regulations of the Securities and Exchange Commission, provided that management obtains the Audit Committee’s approval before such services are rendered.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors, who are each independent as required by The NASDAQ Stock Market listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Messrs. Ha-Ngoc, Danzig and Norden. Each year, the Audit Committee selects, subject to stockholder ratification, our independent registered public accounting firm.

Management is responsible for our financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB). These matters included a discussion of Ernst & Young’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

The Audit Committee also discussed with Ernst & Young LLP its independence from management and the company, and received Ernst & Young’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered whether the provision by Ernst & Young LLP of the non-audit services described above is compatible with maintaining the registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors have also recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012, subject to stockholder ratification.

Audit Committee

Tuan Ha-Ngoc, Chair

Richard J. Danzig

Gregory Norden

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

As described in detail under the heading “Compensation Discussion and Analysis,” the company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. The Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the President and Chief Executive Officer and the other named executive officers.

In making compensation decisions to recognize 2011 performance, the Compensation Committee took into account the fact that, while some significant corporate goals were achieved, other important goals were not fully met. Obtaining regulatory approval of BENLYSTA in both the United States and Europe was achieved, and this approval provides a platform for the future growth of the Company. In addition, progress was made in advancing the post-approval studies and new indications for BENLYSTA, expanding the Company’s pipeline and commercially launching BENLYSTA in the United States and Europe. However, goals related to the commercial sales of BENLYSTA and the Company’s net cash burn for the year were not met. The lower than expected sales trajectory of BENLYSTA had a direct adverse impact on achievement of these two corporate goals. The Compensation Committee continues to believe strongly in the potential of BENLYSTA and the ability of this team of executive officers to deliver on that potential, but also felt that it was appropriate to reflect the shortcomings of 2011 corporate performance in their compensation decisions. For this reason, they determined that the overall 2011 bonus pool for executive officers should be funded at 50% of target, with our President and Chief Executive Officer and our Chief Commercial Officer receiving 33.8% and 30.0%, respectively. Additionally, the Compensation Committee determined that members of the Management Committee would not be eligible for salary increases this year.

We urge you to read the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2011 compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Accordingly, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Human Genome Sciences, Inc., that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required and Board Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions are considered votes cast and, therefore, will have the effect of a vote against the matter. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal.

The Board of Directors recommends a vote FOR approval of the executive compensation of our named executive officers, as disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS

The following table sets forth information regarding the ownership of our common stock as of March 8, 2012, unless otherwise indicated, by (1) all stockholders known by us to beneficially own more than 5% of our outstanding common stock, (2) each of the directors and nominees for director, (3) each named executive officer listed in the Summary Compensation Table and (4) all of our directors and current executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Owned		Percent Owned

5% or Greater Holders
T. Rowe Price Associates, Inc.	27,857,423	(2)	14.0	% (2)
100 E. Pratt Street
Baltimore, Maryland 21202
FMR LLC	27,279,905	(3)	13.7	% (3)
82 Devonshire Street
Boston, Massachusetts 02109
The TCW Group, Inc.	13,657,469	(4)	6.9	% (4)
865 South Figueroa Street
Los Angeles, California 90017
Capital Research Global Investors	11,745,800	(5)	5.9	% (5)
333 South Hope Street
Los Angeles, California 90071
Taube Hodson Stonex Partners LLP	10,237,263	(6)	5.1	% (6)
Cassini House 1st Floor
57-59 St. James’s Street
London, SW1A 1LD England

Non-Employee Directors and Nominees
Allan Baxter, Ph.D.	7,645	(7)		*
Richard J. Danzig	150,456	(8)		*
Colin Goddard, Ph.D.	22,572	(9)		*
Maxine Gowen, Ph.D.	96,620	(10)		*
Tuan Ha-Ngoc	119,712	(11)		*
A. N. “Jerry” Karabelas, Ph.D.	159,050	(12)		*
John L. LaMattina, Ph.D.	86,956	(13)		*
Augustine Lawlor	181,357	(14)		*
George J. Morrow	24,761	(15)		*
Gregory Norden	18,651	(16)		*
Robert C. Young, M.D.	130,978	(17)		*

Named Executive Officers
H. Thomas Watkins	3,369,083	(18)	1.7%
David P. Southwell	266,556	(19)		*
James H. Davis, Ph.D., J.D.	878,517	(20)		*
Barry A. Labinger	720,092	(21)		*
David C. Stump, M.D.	942,987	(22)		*
All directors and current executive officers as a group (19 persons)	7,905,404	(23)	3.8%

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.

(1)	Except as otherwise indicated, each party has sole voting and investment power over the shares beneficially owned.

(2)	As reported on Schedule 13G/A filed on February 10, 2012 by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities, however, T. Rowe Price Associates expressly disclaims that it is the beneficial owner of such securities.

(3)	As reported on Schedule 13G/A filed on February 14, 2012 by FMR LLC and Edward C. Johnson 3d, Chairman and principal shareholder of FMR, the shares are beneficially owned by Fidelity Management & Research Company as an investment adviser to various investment companies and Fidelity Growth Company Fund, with Mr. Johnson, FMR and the various investment companies each having the sole power to dispose of such shares and the various investment companies’ boards of trustees having the sole power to vote or direct the vote of such shares. Fidelity Management & Research Company and Fidelity Growth Company Fund are wholly-owned subsidiaries of FMR.

(4)	As reported on Schedule 13G filed on February 9, 2012 by The TCW Group, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, The TCW Group, Inc. is deemed to be a beneficial owner of such securities, however, The TCW Group, Inc. expressly disclaims any beneficial interest in such securities. The ultimate parent company of The TCW Group, Inc. is Societe Generale, S.A., a corporation formed under the laws of France. The principal business of Societe Generale, S.A. is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including The TCW Group, Inc. Societe Generale, S.A. disclaims beneficial ownership of shares beneficially owned by The TCW Group, Inc.

(5)	As reported on Schedule 13G filed on February 9, 2012 by Capital Research Global Investors, a division of Capital Research and Management Company. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Capital Research Global Investors is deemed to be a beneficial owner of such securities, however, Capital Research Global Investors expressly disclaims any beneficial interest in such securities.

(6)	As reported on Schedule 13G filed on March 12, 2012 by Taube Hodson Stonex Partners, LLP.

(7)	Includes 7,645 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 17,355 shares of common stock issuable upon exercise of options that are not exercisable within 60 days.

(8)	Includes 143,122 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(9)	Includes 16,012 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 24,988 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(10)	Includes 72,122 shares of common stock issuable upon exercise of options that are exercisable within 60 days and 13,177 shares of common stock issuable pursuant to deferred stock units if the director ceases to serve as a member of the Board of Directors. Does not include 16,878 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(11)

Includes 104,122 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares issuable upon exercise of options that are not exercisable within 60 days. Includes

834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(12)	Includes 143,122 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(13)	Includes 44,113 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(14)	Includes 143,122 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 16,878 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(15)	Includes 13,927 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 27,073 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(16)	Includes 15,317 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 25,683 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(17)	Includes 98,292 shares of common stock issuable upon exercise of options that are exercisable within 60 days and 18,852 shares of common stock issuable pursuant to deferred stock units if the director ceases to serve as a member of the Board of Directors. Does not include 16,878 shares issuable upon exercise of options that are not exercisable within 60 days. Includes 834 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 1,666 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

(18)	Includes 3,203,008 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Also includes 40,000 shares held jointly by Mr. Watkins and his wife, as to which Mr. Watkins shares investment and voting power, and 66,000 shares of common stock held by Mr. Watkins’s children, as to which Mr. Watkins disclaims beneficial ownership. Does not include 621,992 shares of common stock issuable upon exercise of options that are not exercisable within 60 days.

(19)	Includes 175,721 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 219,279 shares of common stock issuable upon exercise of options that are not exercisable within 60 days.

(20)	Includes 789,778 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 186,599 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Dr. Davis shares voting and investment power with respect to 88,739 shares of common stock with his wife.

(21)	Includes 701,730 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 186,599 shares issuable upon exercise of options that are not exercisable within 60 days.

(22)	Includes 923,411 shares of common stock issuable upon exercise of options that are exercisable within 60 days. Does not include 186,599 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Dr. Stump shares voting and investment power with respect to 19,576 shares of common stock with his wife as trustees of the Stump Family Trust.

(23)	Includes 7,242,249 shares of common stock issuable upon exercise of options that are exercisable within 60 days and 32,029 shares of common stock issuable pursuant to deferred stock units if participating directors cease to serve as members of the Board of Directors. Does not include 2,067,904 shares issuable upon exercise of options that are not exercisable within 60 days. Includes 18,507 shares issuable upon vesting of restricted stock units that are issuable within 60 days. Does not include 42,994 shares issuable upon vesting of restricted stock units that are not issuable within 60 days.

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information regarding the positions and business experience of each of our executive officers, other than Mr. Watkins whose information appears above under director nominees.

Executive Officer	Age	Positions

Susan D. Bateson	57	Ms. Bateson serves as our Senior Vice President, Human Resources, a position she has held since December 2000. She joined the company as Vice President, Human Resources in January 1997. Prior to joining us, Ms. Bateson served as Director of Human Resources and Administration at the law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P., in Washington, D.C., from May 1994 to December 1996. From 1983 to 1994, Ms. Bateson was employed by J.P. Morgan & Co. Incorporated where she served in various leadership roles within Human Resources in J.P. Morgan’s New York, Delaware, and London offices. Earlier in her career, Ms. Bateson held various human resources positions with Citicorp and was a financial analyst at Bankers Trust. Ms. Bateson earned her M.B.A. in International Management from New York University’s Stern School of Business and her B.A., cum laude, in Economics from Mount Holyoke College. Ms. Bateson currently serves on the Board of Trustees of Mount Holyoke College, where she chairs the Trustees Conference Committee, on the Board of Advisors of The Universities at Shady Grove, which she chairs, and on the Board of Directors of the Montgomery County Business Roundtable for Education, where she is vice-chair.

James H. Davis, Ph.D., J.D.	60	Dr. Davis is our Executive Vice President, General Counsel and Secretary, a position he has held since December 2003. He joined the company in May 1997 as Senior Vice President, General Counsel and Secretary. From 1995 to 1997, Dr. Davis was Of Counsel to the law firm of Finnegan, Henderson, Farabow, Garrett & Dunner, L.L.P. Prior to this time, Dr. Davis served in a number of capacities with an agricultural biotechnology company, Crop Genetics International, including General Counsel from 1988 to 1995, Vice President of Research and Development from 1990 to 1995, Secretary from 1990 to 1995 and a member of the Board of Directors from 1992 to 1995. Prior to joining Crop Genetics, Dr. Davis was a Partner in the Washington, D.C. office of Weil, Gotshal & Manges LLP. Dr. Davis received his Ph.D. in Organic and Theoretical Chemistry from the California Institute of Technology, his J.D. from the University of Virginia and his B.S. and M.S. in Chemistry from Yale University. Dr. Davis serves on the Board of Directors of the Leukemia and Lymphoma Society.

Barry A. Labinger	48	Mr. Labinger serves as our Executive Vice President and Chief Commercial Officer, and has served with us in this capacity since August 2005. He has also served as our Chief Financial Officer on an interim basis in March 2010 and from December 2005 to July 2006. From 2002 to 2005, he led the global pharmaceutical business at 3M Company as Division Vice President. From 2000 to 2002 at Immunex Corporation, Mr. Labinger was Senior Vice President and General Manager, Commercial Operations and Vice President of Marketing. He held commercial leadership positions at Bristol-Myers Squibb from 1997 to 2000, including Senior Director, Diabetes Marketing. From 1990 to 1997, he served in various sales and marketing positions at Abbott Laboratories. Mr. Labinger holds a B.A. in Economics from Northwestern University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Executive Officer	Age	Positions

Craig C. Parker	50	Mr. Parker serves as our Senior Vice President, Strategy and Corporate Development, and has served in that capacity since joining the company in August 2011. Prior to joining us, Mr. Parker was most recently CEO and co-founder of Vega Therapeutics, Inc., a biotechnology start-up focused on inflammation, obesity and insulin resistance. He was formerly Senior Vice President of Corporate Development and Finance and Chief Financial Officer of Proteolix Inc., a venture-backed development stage biotechnology company acquired by Onyx Pharmaceuticals in 2009. Prior to Proteolix, Mr. Parker was President of DCD BioConsulting LLC, a strategic and financial advisory firm to the biotechnology industry. From 2002-2007, Mr. Parker served as Managing Director and head of Biotechnology Equity Research at Lehman Brothers. His earlier career included senior executive positions in strategic planning and finance, biotechnology equity research and venture capital at Sprout Group, Immunex Corporation, Donaldson, Lufkin and Jenrette, and J.P. Morgan & Co. Mr. Parker received an AB degree in Biological Sciences from the University of Chicago and an MBA from the University of Michigan Ross School of Business, and did graduate work in Medicine and Cell Biology at the Georgetown University School of Medicine. He serves as a member of the Science Advisory Board of the Life Sciences Institute (LSI) at the University of Michigan and chairs the Institute’s Leadership Council.

Curran M. Simpson	50	Mr. Simpson serves as our Senior Vice President, Operations, a position he has held since December 2005. He joined the company as Vice President, Manufacturing Operations in March 2003. Prior to joining us, Mr. Simpson was Director, Manufacturing Sciences at Biogen, Inc. from 2001 to 2003. He served as Director, Engineering at Covance Biotechnology Services, Inc. from 1999 to 2001. He served as Recovery Technology Coordinator, Worldwide and Pilot Plant Manager, North America Division at Novo-Nordisk Biochem, Inc. from 1997 to 1999 and as a Staff Scientist from 1995 to 1997. Mr. Simpson served as Senior Research Engineer at Genentech, Inc. from 1992 to 1995. He served as Senior Scientist, Development at Genencor, Inc. (former subsidiary of Genentech) from 1987 to 1992 and served as Senior Chemist at Nalco Chemical Co. from 1985 to 1987. Mr. Simpson earned his M.S. in Surface and Colloid Science (Physical Chemistry) from Clarkson University, and his B.S. in Chemical Engineering/Chemistry from the Clarkson College of Technology.

David P. Southwell	51	Mr. Southwell serves as our Executive Vice President and Chief Financial Officer and has served with us in this capacity since March 2010. Previously, Mr. Southwell was a member of our Board of Directors from July 2008 until March 2010. Mr. Southwell served as Executive Vice President and Chief Financial Officer at Sepracor Inc. from 1995 to 2008. Mr. Southwell served as Senior Vice President and Chief Financial Officer at Sepracor from 1994 to 1995. Prior to his employment with Sepracor, Mr. Southwell was employed by Lehman Brothers Inc., in various positions within the investment bank division, most recently in the position of Vice President. Mr. Southwell serves as a director of PTC Therapeutics, Inc., a private company, and THL Credit, Inc., a publicly-listed company (NASDAQ: TCRD). He received a B.A. from Rice University and an M.B.A. at the Tuck School of Business at Dartmouth College. Mr. Southwell currently serves on the Board of Overseers at the Tuck School of Business at Dartmouth College.

Executive Officer	Age	Positions

David C. Stump, M.D.	62	Dr. Stump serves as our Executive Vice President, Research and Development, a position he has held since December 2003. He joined the company in October 1999 as Senior Vice President, Drug Development. From October 1995 to October 1999, he served as Vice President, Clinical Research and Genentech Fellow at Genentech, Inc. Dr. Stump first joined Genentech in 1989 as Director, Clinical Research and leader of its thrombolytic therapy drug development program. Prior to joining Genentech, he was Associate Professor of Medicine and Biochemistry at the University of Vermont. He received his A.B. in Chemistry from Earlham College, his M.D. from Indiana University and his postgraduate training at the University of Iowa as well as the University of Leuven, Belgium. He is board certified in Internal Medicine, Hematology and Medical Oncology and is a Fellow of the American College of Physicians and the Council on Arteriosclerosis, Thrombosis and Vascular Biology of the American Heart Association. He is the author of approximately 60 scientific publications, a Trustee of Earlham College and a member of the Board of Directors of Sunesis Pharmaceuticals, Inc. and Dendreon Corporation.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of our Board of Directors consists of four non-employee directors. The charter of the Compensation Committee may be viewed under the “Investors — Corporate Governance” section of our website at www.hgsi.com by clicking on “Compensation Committee.” A written copy of the Compensation Committee’s charter may be requested by any stockholder. The Compensation Committee is responsible for setting the policies that govern annual executive compensation. The responsibilities of the Compensation Committee include the following:

•

review and approve corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer; evaluate the performance of the President and Chief Executive Officer annually; and set the compensation of the President and Chief Executive Officer;

•	determine the base and incentive compensation of all executive officers at or above the rank of Vice President;

•	recommend equity-based compensation plans to the Board of Directors;

•	administer stock option, stock incentive and other stock compensation plans (including, among others, the stock incentive plan and employee stock purchase plan);

•	prepare the Compensation Committee’s report and other compensation information required to be included in the proxy statement for the annual meeting of stockholders; and

•	make regular reports and recommendations to the Board of Directors related to employee and director compensation at the Company.

The Compensation Committee makes compensation decisions regarding the Management Committee, which includes our President and Chief Executive Officer, our Chief Financial Officer and six other executive officers. The Compensation Committee is also responsible for making compensation recommendations regarding our non-employee directors. The Compensation Committee currently retains Towers Watson, an independent consulting firm, to provide industry-specific information and advice about executive and Board Director compensation, compensation program design and competitive compensation levels. In addition, the Human Resources Department provides support to the Compensation Committee in carrying out its responsibilities. Employee attendees at Compensation Committee meetings generally include the Senior Vice President, Human Resources; the Senior Director, Compensation, Benefits, and HRIS; and the President and Chief Executive Officer.

In 2011, the Compensation Committee met a total of six times, four times in person and twice via teleconference. The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of the Senior Vice President, Human Resources. Topics covered by the Compensation Committee in 2011 included the following:

•	Company performance and annual performance bonus pool to be made available for distribution;

•	pool of equity available to grant to employees and equity guidelines;

•	cash compensation guidelines for broad-base employees and executives below the Management Committee level;

•	competitive assessments of compensation for executive officers and directors;

•	performance and compensation of executive officers;

•	recommendations regarding Board Directors’ compensation for consideration by the full Board of Directors;

•	request to stockholders for additional shares for equity plan;

•	special equity survey, designed with Towers Watson and co-sponsored with Biogen Idec, to gather information on equity practices in our industry;

•	amendments to Company’s executive agreements and Key Executive Severance Plan to comply with Section 409A of the Internal Revenue Code;

•	share utilization and reserve analysis conducted by Towers Watson;

•	consideration and selection of industry peer group for the following year; and

•	severance guidelines.

In making recommendations regarding the Management Committee’s compensation, the Compensation Committee relies on Towers Watson for competitive data and recommendations on competitive compensation, and relies on the President and Chief Executive Officer for performance data regarding individual members of the Management Committee (other than the President and Chief Executive Officer). Company performance data are agreed upon by our President and Chief Executive Officer and the Board of Directors.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2011 were independent directors and no member is a current or former officer or employee of our Company. During 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors is responsible for the determination of fair, reasonable, and competitive compensation for our executive officers. The individuals who served as our President and Chief Executive Officer and Chief Financial Officer during fiscal 2011, as well as the other individuals included in the Summary Compensation Table, are referred to throughout this proxy statement as the “named executive officers” and together with the other executives of the Management Committee as the “executive officers.”

Our named executive officers for fiscal 2011 are:

•	H. Thomas Watkins, our President and Chief Executive Officer, who joined the Company in November 2004;

•	David P. Southwell, our Executive Vice President and Chief Financial Officer, who joined the Company in March 2010;

•	James H Davis, Ph.D., J.D., our Executive Vice President, General Counsel and Secretary, a position he has held since December 2003;

•	Barry A. Labinger, our Executive Vice President and Chief Commercial Officer, has served with us in this capacity since August 2005; and

•	David C. Stump, M.D., our Executive Vice President, Research and Development, a position he has held since December 2003.

This compensation discussion and analysis is intended to help you understand the detailed information provided in the Summary Compensation Table and related tables in this proxy statement and to put that information into the context of our overall compensation program.

Executive Summary

At the annual stockholders meeting in 2011, our stockholders were provided an opportunity to vote to approve, on a nonbinding, advisory basis, the executive compensation of our named executive officers for fiscal 2010 as disclosed in the proxy statement for that meeting. The stockholders overwhelmingly approved our fiscal 2010 executive compensation, as reflected by approximately 96% of the votes having been cast in favor of the proposal. Our Compensation Committee considered the outcome of that advisory vote to be an endorsement of the committee’s compensation philosophy and implementation. As such, in making its decisions regarding executive compensation for fiscal 2011, the Compensation Committee chose to retain the 2010 structure of the executive compensation program while making quantitative adjustments to reflect the performance of the Company and our executive officers in 2011.

Our goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. The Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the President and Chief Executive Officer and the other named executive officers.

In making compensation decisions to recognize 2011 performance, the Compensation Committee took into account the fact that, while some significant corporate goals were achieved, other important goals were not fully met. Obtaining regulatory approval of BENLYSTA in both the United States and Europe was achieved, and this approval provides a platform for the future growth of the Company. In addition, progress was made in advancing the post-approval studies and new indications for BENLYSTA, expanding the Company’s pipeline and commercially launching BENLYSTA in the United States and Europe. However, goals related to the commercial sales of BENLYSTA and the Company’s net cash burn for the year were not met. The lower than expected sales trajectory of BENLYSTA had a direct adverse impact on achievement of these two corporate goals. The Compensation Committee continues to believe strongly in the potential of BENLYSTA and the ability of this team of executive officers to deliver on that potential, but also felt that it was appropriate to reflect the shortcomings of 2011 corporate performance in their compensation decisions. For this reason, they determined that the overall 2011 bonus pool for executive officers should be funded at 50% of target, with our President and Chief Executive Officer and our Chief Commercial Officer receiving 33.8% and 30.0%, respectively. Additionally, the Compensation Committee determined that members of the Management Committee would not be eligible for salary increases this year.

Compensation Philosophy

The three tools used for executive officer compensation in fiscal 2011 were base salary, cash incentive awards and stock incentive awards. The Compensation Committee believes that these components of compensation enable the Company to retain and motivate its employees.

Base Salary

The Compensation Committee’s philosophy is to maintain executive base salaries at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. When determining an executive officer’s base salary, the Compensation Committee considers a variety of factors that include the executive’s value to us, the executive’s knowledge, experience, accomplishments and responsibilities, and market compensation levels for individuals with similar credentials in similar companies. The Compensation Committee may, considering the advice of our management, change the salary of an executive on the basis of its judgment for any reason, including our Company’s performance or that of the executive, changes in responsibility and changes in the market for individuals with similar credentials.

Cash Incentive Awards

The purpose of the cash incentive award program for our named executive officers is to motivate and reward the achievement of specific preset goals. The President and Chief Executive Officer and other members of the Management Committee have three sets of goals for each year: 1) Corporate Goals, which are agreed upon in advance with the Board of Directors and are outlined in this proxy statement, 2) Shared Management Goals, which are more granular than the Corporate Goals, and which foster joint accountability for the priorities that enable achievement of our Corporate Goals, and 3) Individual Goals, which are specific to the function that the executive officer manages (the President and Chief Executive Officer does not have Individual Goals).

In the first quarter of each year, our President and Chief Executive Officer and our Senior Vice President, Human Resources meet with the Compensation Committee to conduct the Performance and Compensation Review. In this review, achievement of preset goals for each executive officer is presented to and discussed with the Compensation Committee of the Board of Directors by the President and Chief Executive Officer. Based on this discussion, the Compensation Committee then determines the percent completion of the Shared Management Goals and Individual Goals (the assessment of the Corporate Goals has been accomplished in a prior meeting.). Once all goals have been assessed, a cash incentive award is determined for each executive officer. The Senior Vice President, Human Resources is excused for the portion of the discussion that addresses her goal achievement and cash incentive award. The Compensation Committee meets in executive session without the President and Chief Executive Officer to assess his performance based on his achievement of the preset goals, other accomplishments, and overall contribution to the Company’s performance. Based upon these factors, the Compensation Committee determines the cash incentive award for our President and Chief Executive Officer.

Stock Incentive Awards

Stock incentive awards are a fundamental element in our executive compensation program because they emphasize our long-term performance and better align stockholder and management interests. In addition, stock incentives are an effective retention tool and an important part of a competitive compensation program.

Setting Executive Compensation

The process of determining compensation in 2011 for the named executive officers began with a presentation of the competitive data to the Compensation Committee in January 2011. Towers Watson provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions.

In consultation with Towers Watson and Company management, the Compensation Committee chose twelve peer biopharmaceutical companies for 2011. The peer company group was based on industry, stage of development, business strategy, competition for talent and size (revenue and market capitalization).

The companies comprising our peer group for fiscal 2011 were:

Alexion Pharmaceuticals	Celgene	Regeneron Pharmaceuticals
Amylin Pharmaceuticals	Cephalon	Seattle Genetics
Biogen Idec	Dendreon	United Therapeutics
BioMarin Pharmaceuticals	Onyx Pharmaceuticals	Vertex Pharmaceuticals

Towers Watson’s analyses included the following data collected from the proxy statements of the peer group companies: (1) base salary, target and actual bonus; (2) total cash compensation made up of base salary plus actual bonus; and (3) total direct compensation consisting of base salary, target bonus and expected value of long-term incentives, which included the Black-Scholes value of stock options.

As further validation for the market competitiveness of our compensation programs and to supplement insufficient proxy data for two named executive officer positions, we also review annually the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. These surveys are specific to the biopharmaceutical and biotech sector, and we request select (or custom) data cuts of these surveys so that the compensation information reflects the practices of companies that are similar to us.

In the competitive data presented to the Compensation Committee by Towers Watson, each compensation element for the named executive officers was shown as a percentage of the market median, relative to the proxy data from peer companies and the survey data. In general, the Compensation Committee targets the 40th — 60th percentile on total direct compensation. For certain named executive officers, the Compensation Committee may deem it appropriate that their compensation exceed the 40th — 60th percentile of the competitive data due to, among other factors, their extensive experience, the individual’s scope of responsibility, accountability and impact on our operations, and the impact their departure might have on our performance.

The Compensation Committee reviewed the analysis from Towers Watson and held a meeting with our President and Chief Executive Officer and our Senior Vice President, Human Resources on February 9, 2011, at which the performance of each named executive officer was discussed. Based upon the analysis provided by Towers Watson in combination with these individual performance assessments, the Compensation Committee determined each named executive officer’s new base salary, cash incentive award for the prior year’s performance and stock incentive award.

Compensation Elements

The named executive officers’ compensation structure consists of base salary, cash incentive awards and stock incentive awards. A significant percentage of total direct compensation is allocated to stock incentive awards due to the built-in alignment of management and shareholder interests that stock incentive awards promote. There is no pre-established policy or target for the allocation between cash and stock incentive compensation. Rather, the Compensation Committee reviews information provided by Towers Watson to determine the appropriate level and mix of incentive compensation.

Base Salary

The Compensation Committee reviews salary levels annually as part of the Company’s performance review process. The Compensation Committee also reviews salary upon promotion or other change in an executive’s job responsibility. The Compensation Committee reviews competitive and performance data in order to make compensation decisions that will maintain a competitive standing for each executive officer, but not place them outside a reasonable range of compensation paid to peers in the industry. The Compensation Committee establishes salaries based on a review of the competitive data, consideration of individual performance, compensation relative to other named executive officers and the importance to stockholders of that person’s continued service.

Towers Watson found that the salaries of our executive officers were generally aligned with the market 50th percentile (they were 108% of the market median, on average.) In 2011, named executive officers received salary increases in the range of 2.02% -2.78%, with the exception of our Executive Vice President, General Counsel & Secretary, who received a salary increase of 5.5%. The larger increase for our Executive Vice President, General Counsel & Secretary recognized that this individual performs a larger role than his peers in other companies; at HGS this position is also responsible for the Information Technology, Corporate Security, and Environmental Health and Safety functions.

Executive Officer	Base Salary as of Year End 2010	Q1 2011 Salary Increase	Base Salary as of Year End 2011	Q1 2012 Salary Increase	Base Salary as of April 2012
H. Thomas Watkins	$720,000	2.78%	$740,000	0.00%	$740,000
David C. Stump	$495,000	2.02%	$505,000	0.00%	$505,000
Barry A. Labinger	$490,000	2.04%	$500,000	0.00%	$500,000
James H. Davis	$455,000	5.50%	$480,000	0.00%	$480,000
David P. Southwell	$440,000	2.27%	$450,000	0.00%	$450,000

Cash Incentive Awards

Cash incentive awards are determined by the Compensation Committee, with advice from our President and Chief Executive Officer, based upon the Compensation Committee’s assessment of the achievement of our corporate goals for the prior year and the weighting attributed to each corporate goal. In determining cash incentive awards for 2011 performance, the Compensation Committee considered each individual’s performance on individual goals.

Corporate Goals	2011 Performance

Commercializing BENLYSTA (40%)
• FDA approval by March	Achieved
• Launch BENLYSTA in US	Achieved
• Maintain inventory of 12 months BDS and 9 months FDP	Achieved
• Achieve sales plan target	Not Achieved
• Initiate work on required Phase 4 commitments	Achieved
• European approval and first launch in Q3	Achieved

BENLYSTA Life-Cycle (25%)
• First patient in for Phase 3 sub-cutaneous weekly dose by December	Achieved
• Complete toxicology study for sub-cutaneous monthly dose by October	Achieved
• Complete activities for vasculitis Phase 2 study to enable Q1 2012 start	Partially Achieved
• Broaden supply chain (Lonza and GSK sites)	Partially Achieved

Pipeline (15%)
• Continue to advance clinical cancer assets
-Mapatumumab	Achieved
-HGS1029	Program Cancelled
-HGS1036	Achieved
• Increase number of pre-POC candidates and advance current pre-POC assets	Partially Achieved
• Add to pipeline through a business development deal	Achieved

Financials (10%)
• Achieve targeted revenues for raxibacumab	Achieved
• Achieve targeted revenues for CMO work	Not Achieved
• Net operating cash burn of $410 million and year-ending cash of $564 million	Not Achieved

Organization (10%)
• Achieve hiring plans	Achieved
• Continue work to become known as the place where the best talent in the biopharmaceutical industry work	Achieved

Shared Management Goals: These goals are simply an expansion of the Corporate Goals; they provide a more granular look at how the Corporate Goals will be achieved.

Individual Goals (while listing all individual goals for each named executive officer would provide a level of specificity that could put us at a competitive disadvantage, we have included a summary of the goals for each named executive officer):

H. Thomas Watkins, President and CEO

Mr. Watkins does not receive individual goals; his goals are fully represented by the Corporate and Shared Management goals.

David C. Stump, M.D., Executive Vice President, Research and Development

Dr. Stump’s individual goals for 2011 included obtaining FDA approval of BENLYSTA, reaching agreement on post-approval commitments with GSK, specific enrollment goals for clinical trials and goals regarding new drug targets, and multiple goals regarding the enhancement of the infrastructure of Research & Development.

Barry A. Labinger, Executive Vice President and Chief Commercial Officer

Mr. Labinger’s individual goals for 2011 included a net sales goal for BENLYSTA, launching a consumer promotional campaign, building a consumer database of a specified number of SLE patients, conducting a specified number of promotional speaker programs, multiple goals regarding the commercialization of BENLYSTA in Europe, and multiple goals regarding business development opportunities and relationships.

James H. Davis, Ph.D., J.D., Executive Vice President, General Counsel and Secretary

Dr. Davis’ individual goals for 2011 included reaching agreement with GSK on compliance matters regarding the launch of BENLYSTA, complete review of all marketing materials for launch and submission to DDMAC, developing and implementing the IT infrastructure for the BENLYSTA launch in Europe, completing at least one acquisition or in-licensing to increase the HGS pipeline, multiple goals around presenting the strongest case for HGS in ongoing litigation, and multiple goals in the categories of Finance and Organization.

David P. Southwell, Executive Vice President and Chief Financial Officer

Mr. Southwell’s individual goals for 2011 included effectively leading all areas of Finance, achieving a net operating cash burn of $410 million, ending the year with cash consistent with the Corporate Goal, maximizing return on cash balance within established risk parameters, establishing revenue and performance monitoring systems, and multiple goals regarding Investor Relations.

Based upon our 2011 performance in relation to these goals, the Compensation Committee determined that overall 2011 performance for the named executive officers should be rewarded at a level between 30.0% and 52.1% of their cash incentive award targets. While the majority of the Corporate Goals were met, the key goals of achieving the sales plan and the net cash burn for the Company were not met. As expressed in the Executive Summary above, the Compensation Committee felt that it was appropriate to reflect these shortcomings in significantly reduced cash incentive awards.

Executive Officer	Target 2011 Incentive Compensation	Actual 2011 Incentive Compensation Paid	2011 Incentive Compensation Paid as a Percentage of Target
H. Thomas Watkins	$592,000	$200,000	33.8%
David C. Stump	$252,500	$125,000	49.5%
Barry A. Labinger	$250,000	$75,000	30.0%
James H. Davis	$240,000	$125,000	52.1%
David P. Southwell	$225,000	$110,000	48.9%

The cash incentive awards made to the named executive officers are also reported in the Summary Compensation Table on page 41.

Stock Incentive Awards

Stock incentive awards are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is related to long-term stockholder value because they are linked to the value of our common stock. Historically, we have relied on stock options and restricted stock units as a means of providing equity incentives for our executives.

In determining the size of a stock incentive award to an executive officer, the Compensation Committee considers Company performance, competitive data, and the individual’s scope of responsibility and continuing performance. Most importantly, since the stock incentive award is meant to be a retention tool, the Compensation Committee considers the importance to stockholders of that person’s continued service.

In 2011, we continued to give our employees a choice between 100% stock options or a mix of stock options and restricted stock units for their stock award. Managers recommend grants in the form of stock options, and we then determine the final stock award based upon the choice that the employee has made. There is an exchange ratio between stock options and restricted stock units, which is determined based on the Black-Scholes valuation method and is revisited on an annual basis. In 2011, the ratio was 2.5 stock options to 1 restricted stock unit. For example, an employee who was recommended to receive 1,000 stock options and had chosen a mix of stock options and restricted stock units would receive half in stock options (500 stock options) and half in restricted stock units (500 divided by 2.5 = 200 restricted stock units). Employees also have the choice of receiving their entire stock award in stock options; in the example above, an employee making that choice would receive 1,000 stock options and no restricted stock units. This program was available to all employees, including our named executive officers. All options are granted with an exercise price equal to the closing price of our common stock on the date of grant and vest over the first four years of the ten-year option term. The restricted stock units also vest over a four year period. When restricted stock units vest, our employees incur a tax obligation. In order to assist our employees with this tax obligation, an appropriate amount of shares are withheld on the vesting date and the tax is paid to the applicable taxing authority on their behalf. Employees thus receive the restricted stock portion of their award net of tax in the form of common stock when it vests. The withheld treasury shares are retired and return to the pool of equity available to grant to employees.

Executive Stock Ownership Guidelines and Rules Governing Stock Activity for All Employees

Effective March 1, 2012, the Board of Directors adopted stock ownership guidelines for executive officers of the company. Each executive officer has three years to accumulate the amount specified. The President and Chief Executive Officer will be required to own shares having a value equal to three times base salary, or a minimum of 225,000 shares; all other executive officers will be required to own shares having a value equal to one times base salary, or a minimum of 45,000 shares. An executive officer will have satisfied the applicable ownership guideline if either the aggregate value requirement or minimum number of shares requirement is met. Compliance with these guidelines will be assessed on the last trading day of the calendar year of required achievement of the guidelines, and each year thereafter. The ownership guidelines will adjust as the executive officer’s base salary changes.

HGS prohibits all employees from the hedging of HGS stock. Specifically, no HGS employee is permitted to trade options for, including “puts” and “calls,” or sell “short”, any securities of the Company.

Key Executive Severance Plan

Our named executive officers, as well as other executive officers identified by the Compensation Committee, participate in our Second Amended and Restated Key Executive Severance Plan (the “Severance Plan”). In the event of a change of control of the Company which results in the termination of a Severance Plan participant, or in the event of the resignation by the participant for good reason as defined in the Severance Plan, we will provide the participant with the following payments and benefits:

1. A lump sum cash payment equal to 1.5 (2.0 for our President and Chief Executive Officer) multiplied by the sum of the participant’s annual salary and the average of the participant’s cash incentive payments for the last three years.

2. Continuation of the participant’s participation in our group medical, dental, life, and disability plans for 18 months (24 months for our President and Chief Executive Officer) after the date of termination.

3. Full vesting of all stock options and restricted stock units.

We do not provide any tax gross-up payment under the Severance Plan. The executive must provide a release of claims against the Company before receiving payment of benefits under the Severance Plan, and the executive must maintain the confidentiality of our information shared with him or her during the course of employment and refrain for twelve months from soliciting our employees to leave the Company. The above is a general description of the Severance Plan. Detailed provisions and limitations are outlined in the Plan document, which is on file with the Securities and Exchange Commission.

Risk Management

In determining the structure of our executive officer compensation program and the appropriate levels of incentive opportunities, the Compensation Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to protect stockholder returns. While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Compensation Committee believes an approach of ongoing and active discussion with management regarding progress on short- and long-term goals enables informed decisions while avoiding the risks sometimes associated with managing short-term results to achieve pre-determined formulaic outcomes. We believe that our compensation program provides officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of the Company. Furthermore, the Compensation Committee has the authority to pay executive officers less than the maximum annual cash incentive award amount after assessing the overall contribution and performance of the executive officers, thereby facilitating an appropriate balance between risk and compensation.

Timing of Annual Awards

Salary increases for 2011 were effective on February 12, 2011. In order to assess the performance of a full calendar year, annual awards are distributed in March of the following year. Cash incentive awards for 2011 performance were approved by the Compensation Committee on February 23, 2012 and were paid on March 9, 2012.

In 2007, the Compensation Committee began issuing all annual stock-based awards with an effective date on March 10th of each year. Accordingly, for annual stock-based awards granted in 2012 after evaluating fiscal 2011 performance, the grant date was March 10, 2012. As March 10th was a Saturday, and therefore not a trading day, any stock options granted were priced according to the official closing price of our stock on March 9, 2012. Stock-based awards granted in 2011 after evaluating fiscal 2010 performance were approved by the Compensation Committee on February 23, 2011, with an effective date of March 17, 2011. While our annual stock-based awards are typically granted on March 10th of each year, the Compensation Committee deferred the grant date in 2011 to March 17th in order to disassociate the grant date from the March 10, 2011 target date for Food and Drug Administration approval of BENLYSTA.

Compensation for Newly Hired Executive Officers

When determining compensation for a new executive officer, factors taken into consideration are the individual’s skills, background, and experience, the individual’s potential impact on our short- and long-term success, and competitive data from both the list of peer companies and industry-specific published surveys, and data collected from executive search consultants and prospective candidates during the recruitment process.

In addition, we make a grant of stock options when an executive officer joins the Company and may, at the Compensation Committee’s discretion, also grant restricted stock or restricted stock units upon hire. Options are granted at no less than 100% of the fair market value on the date of grant. In 2011, we hired Craig Parker as our new Senior Vice President, Strategy and Corporate Development and granted him 200,000 stock options on his date of hire.

Chief Executive Officer’s Compensation

Mr. Watkins’ base salary was set at $740,000 for 2011, and he received a grant of 400,000 stock options in 2011. His cash incentive award for 2011 performance was $200,000. The Compensation Committee determined Mr. Watkins’ compensation awards after considering a variety of factors, including Mr. Watkins’ performance against preset goals, his level of responsibility within the Company, industry surveys and the counsel provided by Towers Watson based on the competitive data discussed earlier.

For 2012, Mr. Watkins will not receive an increase in base pay.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers.

In 2011, Mr. Watkins received a car allowance and payment of insurance premiums to cover the supplemental disability insurance policy provided to all of our officers.

The remaining named executive officers are eligible for an executive salary continuation plan that is offered to all of our officers and provides an individual disability income policy to cover the loss above the group benefit potential. The individual policy is paid for by the Company. Since it is an individual policy, each executive must apply and qualify on an individual basis. This individual policy belongs to the officer and would transfer with the officer should he or she leave the Company.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

So that the Compensation Committee may retain maximum flexibility to structure performance targets based on corporate and individual metrics designed to achieve our various corporate goals, our annual cash incentive compensation award program does not conform to the requirements of Section 162(m). All stock option awards granted to our named executive officers have been structured so that the compensation realized when the stock options are exercised should be treated as performance-based compensation exempt from the deduction limitation of Section 162(m). In contrast, the compensation the named executive officers will realize when any restricted stock or restricted stock units they have received to date vest will not be treated as performance-based and its deductibility by the Company for federal income tax purposes may be limited depending upon the value of our common stock on the vesting date and the amount of other nonperformance-based compensation that the named executive officer receives in that same fiscal year. The Compensation Committee believes that all of the nonperformance based compensation paid to our named executive officers in 2011 should be deductible by the Company for federal income tax purposes, except for the amount of nonperformance-based compensation paid to Mr. Watkins in excess of $1 million.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, the Exchange Act, except to the extent that Human Genome Sciences, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee

Augustine Lawlor, Chair

Colin Goddard, Ph.D.

Argeris N. Karabelas, Ph.D.

John L. LaMattina, Ph.D.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2011, 2010 and 2009 by our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executive officers:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)	Total ($)

H. Thomas Watkins President and Chief Executive Officer	2011 2010 2009	736,923 716,923 700,000	— — —	— — —	6,087,080 8,438,175 131,100	200,000 550,000 1,050,000	32,320(7) 150,225(7) 30,501(7)	7,056,323 9,855,323 1,911,601

David P. Southwell(6) Executive Vice President and Chief Financial Officer	2011 2010 2009	448,462 330,000 —	— — —	— — —	1,826,124 4,934,958 —	110,000 200,000 —	13,672(8) 163,876(8) —	2,398,258 5,628,834 —

James H. Davis, Ph.D., J.D. Executive Vice President, General Counsel and Secretary	2011 2010 2009	476,154 452,692 440,000	— — —	— — —	1,826,124 2,531,453 39,330	125,000 225,000 450,000	21,032(9) 14,230(9) 14,230(9)	2,448,310 3,223,375 943,560

Barry A. Labinger Executive Vice President and Chief Commercial Officer	2011 2010 2009	498,462 488,046 477,300	— — —	— — —	1,826,124 2,531,453 39,330	75,000 250,000 430,000	16,722(10) 9,822(10) 9,822(10)	2,416,307 3,279,321 956,452

David C. Stump, M.D. Executive Vice President, Research and Development	2011 2010 2009	503,462 492,692 479,231	— — 110,000	— — —	1,826,124 2,531,453 39,330	125,000 245,000 540,000	18,709(11) 11,809(11) 11,809(11)	2,473,294 3,280,954 1,180,370

(1)	Includes amounts earned but deferred at the election of the named executive officer, such as salary deferrals under our 401(k) plan established under Section 401(k) of the Internal Revenue Code.

(2)	Performance-based bonuses are generally paid under our cash bonus program and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to any amounts earned under the cash bonus program.

(3)	Reflects the aggregate grant date fair value of stock awards granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	Reflects the aggregate grant date fair value of stock options granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(5)	Represents amounts earned under our annual cash incentive program.

(6)	Mr. Southwell joined the company as Executive Vice President and Chief Financial Officer on March 22, 2010.

(7)	Includes a car allowance of $12,000 and payment of insurance premiums of $9,294 for each year presented. Includes company contributions to a 401(k) plan account for the executive of $4,125, 4,125 and $11,025 for 2009, 2010 and 2011, respectively, and reimbursement of commuting expenses of $5,082 for travel to and from Chicago, Illinois for 2009. Includes reimbursement of relocation expenses of $80,000 plus related tax reimbursements of $44,805 in 2010 when Mr. Watkins permanently relocated near the company’s headquarters in Rockville, Maryland.

(8)	Includes payment of insurance premiums of $1,765 and $2,647 for 2010 and 2011, respectively, and company contributions to a 401(k) plan account for the executive of $4,062 and $11,025 for 2010 and 2011, respectively. Includes reimbursement of relocation expenses of $100,421 plus related tax reimbursements of $57,629 in 2010 when Mr. Southwell permanently relocated near the company’s headquarters in Rockville, Maryland.

(9)	Includes payment of insurance premiums of $10,105, $10,105 and $10,007 for 2009, 2010 and 2011, respectively, and company contributions to a 401(k) plan account for the executive of $4,125, 4,125 and $11,025 for 2009, 2010 and 2011, respectively.

(10)	Includes payment of insurance premiums of $5,697 for each year presented and company contributions to a 401(k) plan account for the executive of $4,125, 4,125 and $11,025 for 2009, 2010 and 2011, respectively.

(11)	Includes payment of insurance premiums of $7,684 for each year presented and company contributions to a 401(k) plan account for the executive of $4,125, 4,125 and $11,025 for 2009, 2010 and 2011, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2011 to our named executive officers:

Name	Grant Date	Committee Approval Date				All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)

			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)
			Threshold ($)	Target ($)	Maximum ($)

H. Thomas Watkins	N/A		444,000	592,000	1,480,000
	3/17/2011	2/23/2011				400,000	27.10	6,087,080

David P. Southwell	N/A		168,750	225,000	562,500
	3/17/2011	2/23/2011				120,000	27.10	1,826,124

James H. Davis, Ph.D., J.D.	N/A		180,000	240,000	600,000
	3/17/2011	2/23/2011				120,000	27.10	1,826,124

Barry A. Labinger	N/A		187,500	250,000	625,000
	3/17/2011	2/23/2011				120,000	27.10	1,826,124

David C. Stump, M.D.	N/A		189,375	252,500	631,250
	3/17/2011	2/23/2011				120,000	27.10	1,826,124

(1)	The amounts reflect the minimum payment level under the cash bonus program which is 75% of the target amount. The maximum amount is 250% of the target amount. The target amount is based on the individual’s current salary and represents 80% of Mr. Watkins’ base salary and 50% of the base salary for Messrs. Southwell and Labinger and Drs. Davis and Stump.

(2)	Options granted under our stock incentive plan have an exercise price equal to the closing price on The NASDAQ Stock Market on the date of grant.

(3)	Reflects the aggregate grant date fair value of stock awards granted during the last fiscal year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note H to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all unexercised options awarded to our named executive officers as of December 31, 2011:

Name	Award Date	Option Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(2) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

H. Thomas Watkins	11/21/2004	1,250,000	—	10.47	11/21/2014
	3/14/2006	325,000	—	10.89	3/14/2016
	3/10/2007	400,000	—	10.62	3/10/2017
	3/10/2008	468,000	32,000	4.92	3/10/2018
	3/10/2009	343,695	156,305	0.52	3/10/2019
	3/10/2010	196,843	253,157	32.56	3/10/2020
	3/17/2011	74,988	325,012	27.10	3/17/2021

David P. Southwell	3/22/2010	120,311	154,689	31.16	3/22/2020
	3/17/2011	22,496	97,504	27.10	3/17/2021

James H. Davis, Ph.D., J.D.	12/10/2003	100,000	—	12.38	12/10/2013
	1/17/2005	100,030	—	12.56	1/17/2015
	3/14/2006	100,000	—	10.89	3/14/2016
	3/10/2007	130,000	—	10.62	3/10/2017
	3/10/2008	140,400	9,600	4.92	3/10/2018
	3/10/2009	94,455	46,892	0.52	3/10/2019
	3/10/2010	59,053	75,947	32.56	3/10/2020
	3/17/2011	22,496	97,504	27.10	3/17/2021

Barry A. Labinger	8/15/2005	300,000	—	13.43	8/15/2015
	3/14/2006	37,500	—	10.89	3/14/2016
	7/10/2006	55,194	—	10.11	7/10/2016
	3/10/2007	117,000	—	10.62	3/10/2017
	3/10/2008	39,015	9,600	4.92	3/10/2018
	3/10/2009	28,128	46,892	0.52	3/10/2019
	3/10/2010	59,053	75,947	32.56	3/10/2020
	3/17/2011	22,496	97,504	27.10	3/17/2021

David C. Stump, M.D.	12/11/2002	115,000	—	9.35	12/11/2012
	12/10/2003	100,000	—	12.38	12/10/2013
	1/17/2005	115,010	—	12.56	1/17/2015
	3/14/2006	100,000	—	10.89	3/14/2016
	3/10/2007	125,000	—	10.62	3/10/2017
	3/10/2008	140,400	9,600	4.92	3/10/2018
	3/10/2009	103,108	46,892	0.52	3/10/2019
	3/10/2010	59,053	75,947	32.56	3/10/2020
	3/17/2011	22,496	97,504	27.10	3/17/2021

(1)	There were no outstanding restricted stock awards as of December 31, 2011 as all previously granted restricted stock awards had vested or been cancelled.

(2)	Except as otherwise noted, each option has a 10-year term, vests at the rate of one-eighth of the underlying shares on the six-month anniversary of the date of grant and the remaining shares vest monthly on a ratable basis for the next 42 months.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our common stock held by them during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

H. Thomas Watkins	—	—	—	—
David P. Southwell	—	—	—	—
James H. Davis, Ph.D., J.D.	60,954	1,335,054	—	—
Barry A. Labinger	65,675	1,524,804	—	—
David C. Stump, M.D.	—	—	—	—

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price.

(2)	Based on the market price for our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination without a Change in Control

In November 2004, we entered into an employment agreement with Mr. Watkins in which Mr. Watkins agreed to serve as our Chief Executive Officer. Under that agreement, as amended in December 2007, December 2008, and July 2011, if we terminate Mr. Watkins’s employment without cause or choose not to renew the employment agreement, or Mr. Watkins terminates his employment for good reason, Mr. Watkins will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the company in connection with his termination of employment: (1) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (2) base salary continuation payments for a period of 24 months; (3) a pro rata bonus payment based on the target bonus for the then-current fiscal year; (4) continued participation in our group health plan for a period of 24 months at our expense, provided that Mr. Watkins is not then eligible to participate in a group health plan of another entity; and (5) an 18-month period, measured from the date of Mr. Watkins’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement. Upon termination, Mr. Watkins’s stock options will immediately vest for those shares that were otherwise scheduled to vest over the 12-month period following the date of termination.

In the event Mr. Watkins’s employment terminates in connection with his death or total disability, either he, his beneficiaries, or estate will be entitled to receive the following payments and benefits: (1) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (2) a pro rata bonus payment based on the target bonus for the then-current fiscal year; (3) an opportunity to participate in our group health plan for a period of 12 months at his/their sole expense, provided that he/they are not then eligible to participate in a group health plan of another entity; and (4) an 18-month period, measured from the date of Mr. Watkins’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement. Upon termination for death or disability, Mr. Watkins’s stock options will immediately vest for those shares that were otherwise scheduled to vest over the 12-month period following the date of termination.

In March 2010, we entered into an executive agreement with Mr. Southwell, as amended in July 2011, which provides that if we terminate Mr. Southwell’s employment without cause or Mr. Southwell terminates his employment for good reason, Mr. Southwell will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the company in connection with his termination of employment: (1) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (2) base salary continuation payments for a period of 12 months; (3) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (4) continued participation in our group health plan for a period of 12 months at our expense, provided that Mr. Southwell is not then eligible to participate in a group health plan of another entity; and (5) a 12-month period, measured from the date of Mr. Southwell’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

In June 2005, we entered into a letter agreement with Mr. Labinger in which Mr. Labinger agreed to serve as our Executive Vice President and Chief Commercial Officer. As a result of the execution of a new executive agreement by Mr. Labinger in December 2007, as amended in December 2008 and July 2011, the existing severance arrangements for Mr. Labinger were amended to provide that if we terminate Mr. Labinger’s employment without cause or Mr. Labinger terminates his employment for good reason, Mr. Labinger will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the company in connection with his termination of employment: (1) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (2) base salary continuation payments for a period of 12 months; (3) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (4) continued participation in our group health plan for a period of 12 months at our expense, provided that Mr. Labinger is not then eligible to participate in a group health plan of another entity; and (5) a 12-month period, measured from the date of Mr. Labinger’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

In December 2004, we entered into an executive agreement with Dr. Stump, as amended in December 2007, December 2008, and July 2011, which provides that if we terminate Dr. Stump’s employment without cause or Dr. Stump terminates his employment for good reason, Dr. Stump will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the company in connection with his termination of employment: (1) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (2) base salary continuation payments for a period of 12 months; (3) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (4) continued participation in our group health plan for a period of 12 months at our expense, provided that Dr. Stump is not then eligible to participate in a group health plan of another entity; and (5) a 12-month period, measured from the date of Dr. Stump’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

In December 2004, we entered into an executive agreement with Dr. Davis, as amended in December 2007, December 2008, and July 2011, which provides that if we terminate Dr. Davis’s employment without cause or Dr. Davis terminates his employment for good reason, Dr. Davis will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the company in connection with his termination of employment: (1) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (2) base salary continuation payments for a period of 12 months; (3) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (4) continued participation in our group health plan for a period of 12 months at our expense, provided that Dr. Davis is not then eligible to participate in a group health plan of another entity; and (5) a 12-month period, measured from the date of Dr. Davis’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

The following table shows potential payments to our named executive officers under their employment or executive agreements for various scenarios involving a termination of employment as described above for each named executive officer, other than a termination in connection with a change in control which is discussed below. The data in the table reflects December 31, 2011 as a hypothetical termination date and, where applicable, reflects amounts calculated using the closing price of our common stock of $7.39 (as reported on the NASDAQ Stock Market as of December 31, 2011).

Name	Compensation Element	Termination without Cause or Resignation for Good Reason (before Change in Control)	Non-renewal of Employment Agreement by Company	Non-renewal of Employment Agreement by Executive	Resignation without Good Reason	Death	Disability
H. Thomas Watkins	Base Salary Continuation(1)	$1,473,846	$1,473,846	$—	$—	$—	$—
	Pro Rata Bonus(2)	592,000	592,000	592,000	—	592,000	592,000
	Health Benefits(3)	40,131	40,131	—	—	—	—
	Stock Award Vesting Acceleration(4)	937,653	937,653	—	—	937,653	937,653

	Total	$3,043,630	$3,043,630	$592,000	$—	$1,529,653	$1,529,653

David P. Southwell	Base Salary Continuation(1)	$448,462	$—	$—	$—	$—	$—
	Pro Rata Bonus(2)	200,000	—	—	—	—	—
	Health Benefits(3)	21,163	—	—	—	—	—
	Stock Award Vesting Acceleration(4)	—	—	—	—	—	—

	Total	$669,624	$—	$—	$—	$—	$—

James H. Davis, Ph.D., J.D.	Base Salary Continuation(1)	$476,154	$—	$—	$—	$—	$—
	Pro Rata Bonus(2)	225,000	—	—	—	—	—
	Health Benefits(3)	21,163	—	—	—	—	—
	Stock Award Vesting Acceleration(4)	—	—	—	—	—	—

	Total	$722,317	$—	$—	$—	$—	$—

Barry A. Labinger	Base Salary Continuation(1)	$498,462	$—	$—	$—	$—	$—
	Pro Rata Bonus(2)	250,000	—	—	—	—	—
	Health Benefits(3)	21,099	—	—	—	—	—
	Stock Award Vesting Acceleration(4)	—	—	—	—	—	—

	Total	$769,561	$—	$—	$—	$—	$—

David C. Stump, M.D.	Base Salary Continuation(1)	$503,462	$—	$—	$—	$—	$—
	Pro Rata Bonus(2)	245,000	—	—	—	—	—
	Health Benefits(3)	18,088	—	—	—	—	—
	Stock Award Vesting Acceleration(4)	—	—	—	—	—	—

	Total	$766,549	$—	$—	$—	$—	$—

(1)	Base salary continuation equals 12 months (24 months for Mr. Watkins) of salary payments based on the executive’s annual salary as of December 31, 2011.

(2)

The pro rata bonus payment is the amount of the executive’s annual bonus earned for the prior fiscal year (except for Mr. Watkins, whose pro rata bonus is based on the target bonus of the then-current fiscal year)

multiplied by a fraction, the numerator of which is the number of days during the year of his termination that transpired before the date of termination, and the denominator of which is three hundred sixty-five (365).

(3)	Reflects the present value of premiums for 12 months (24 months for Mr. Watkins) for group medical, dental, and vision programs. Amounts are based on the premiums in effect at December 31, 2011 and include tax reimbursement at a marginal tax rate of 40%.

(4)	Aggregate intrinsic value of unvested stock options and stock awards as of December 31, 2011 that are expected to vest on or before December 31, 2012. For stock options, aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2011.

The amounts shown above and the assumptions upon which those amounts are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on December 31, 2011. The actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then-applicable provisions of the relevant employment or executive agreements, stock award agreements and our stock incentive plans.

Termination Upon a Change in Control

In July 1998, we established a Key Executive Severance Plan for our Chief Executive Officer and other key employees, and pursuant to that plan, as amended and restated in December 2008, and amended in July 2011, we entered into agreements with the executive officers. The agreements provide that in the event the executive’s employment is terminated by us or by a successor without cause or by the executive for good reason, in either case within 18 months after a Change in Control (as defined in the Key Executive Severance Plan), we will make a cash payment to the executive equal to 1.5 times the sum of the executive’s annual salary plus average annual bonus (2.0 times in the case of the Chief Executive Officer) and the executive will be entitled to continue to participate in our group medical, dental, life and disability programs for a period of 18 months (24 months in the case of the Chief Executive Officer) at the same rates applicable to the executive during the executive’s employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options will vest in the event the executive’s employment is terminated without cause or the executive resigns for good reason, in either case within 18 months after the Change in Control. Each executive also agreed to certain confidentiality and non-solicitation provisions as a condition to participation in the Key Executive Severance Plan.

The following table sets forth information with respect to compensation to our named executive officers upon a Change in Control:

Name	Cash Payment(1) ($)	Equity Acceleration(2) ($)	Benefits and Perquisites(3) ($)

H. Thomas Watkins	2,680,000	1,152,855	73,004
David P. Southwell	907,500	—	40,969
James H. Davis, Ph.D., J.D.	1,120,000	345,860	57,860
Barry A. Labinger	1,127,500	345,860	47,875
David C. Stump, M.D.	1,267,500	345,860	48,038

(1)	Cash payment equals the executive’s annual salary as of December 31, 2011 plus their calculated bonus multiplied by the amount indicated in the discussion above. Calculated bonus equals the average of the three prior years’ annual bonuses.

(2)	Aggregate intrinsic value of unvested stock options and stock awards as of December 31, 2011. For stock options, aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2011.

(3)	Reflects the present value of premiums for 18 months (24 months for Mr. Watkins) for group medical, dental, life and disability programs. Amounts are based on the premiums in effect at December 31, 2011 and include tax reimbursement at a marginal tax rate of 40%.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by security holders	25,068,812	$15.84	6,478,055
Equity compensation plans not approved by security holders	—	—	—

Total	25,068,812		6,478,055

(1)	Represents shares of our common stock issuable in connection with such equity compensation plans.

TRANSACTIONS WITH RELATED PERSONS

It is the responsibility of our Audit Committee to review all transactions or arrangements between our company and any of our directors, officers, principal shareholders or any of their respective affiliates, associates or related parties.

We have entered into an indemnification agreement with each of our directors and executive officers. This form of indemnification agreement, and our certificate of incorporation and by-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership reports were timely filed during 2011.

Other Matters

Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the annual meeting or any adjournment or postponement thereof.

We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements and schedules, to each of our stockholders of record on March 23, 2012, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Form 10-K mailed to our offices, 14200 Shady Grove Road, Rockville, Maryland 20850, Attention: Investor Relations. In the event that exhibits to the Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.hgsi.com as soon as reasonably practicable after they are filed.

Proposals for the 2013 Annual Meeting

Any stockholder who intends to present a proposal at the company’s annual meeting to be held in 2013, and who wishes to have the proposal included in the company’s proxy statement for that meeting, must deliver the proposal to the company’s Secretary no later than November 30, 2012. Any proposal received after this date will be considered untimely and may be excluded from the proxy statement. A proposal must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the company’s by-laws. The by-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders submit the proposal to the Secretary not fewer than 60 and not more than 90 days before the anniversary of the date that the proxy statement was released to stockholders for the previous year’s annual meeting. To be eligible for consideration at the 2013 annual meeting, such a proposal and any nominations for director must be received by the Secretary between December 30, 2012 and January 29, 2013. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded.

All submissions to, or requests from, the Secretary should be made to Human Genome Sciences, Inc., 14200 Shady Grove Road, Rockville, MD 20850.

By Order of the Board of Directors,

James H. Davis, Secretary

March 30, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE OVER THE INTERNET OR BY TELEPHONE OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING.

Annual Meeting of Stockholders

HUMAN GENOME SCIENCES, INC.

May 16, 2012

Please submit your proxy by internet or telephone or

date, sign and mail your proxy card back as soon as possible.

If you submit your proxy by internet or telephone, do not return your proxy card.

*	* *

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

Human Genome Sciences, Inc.’s Proxy Statement, and 2011 Annual Report are available electronically. As an alternative to receiving printed copies of these materials in future years, you may decide to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You also can reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help reduce our printing and mailing costs.

To sign up for electronic delivery, please vote using the internet at www.proxyvote.com, and when prompted, indicate that you agree to receive or access stockholder communications electronically in future years and provide your e-mail address. If you have any questions about electronic delivery, please contact Human Genome Sciences, Inc.'s Investor Relations Department at (301) 610-5800 or at Investor_Relations@hgsi.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M42601-P22262

HUMAN GENOME SCIENCES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012

The undersigned hereby appoints JAMES H. DAVIS, Ph.D., J.D., and DAVID P. SOUTHWELL, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Human Genome Sciences, Inc. (the "Company") to be held at the GaithersburgMarriottWashingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 onWednesday, May16, 2012 at9:30a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the matters listed on the reverse side, and in accordance with the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of a copy of the Company's 2011 Annual Report and Notice of 2012 Annual Meeting of Stockholders and Proxy Statement relating to such Annual Meeting. The undersigned revokes all prior proxies given for said Annual Meeting and any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES INDICATED AND "FOR" PROPOSALS 2 AND 3.

Continued and to be signed on reverse side

C/O AMERICAN STOCK TRANSFER

& TRUST COMPANY

59 MAIDEN LANE

NEW YORK, NY 10038

VOTE BY INTERNET—www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42600-P22262

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HUMAN GENOME SCIENCES, INC.

The Board of Directors recommends a vote “FOR” the nominees for director listed below and

“FOR” proposals2 and 3.

Withhold All

For All Except

For All

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1. Election of Directors

Nominees:

01) Allan Baxter, Ph.D.

02) Richard J. Danzig

03) Colin Goddard, Ph.D.

04) Maxine Gowen, Ph.D.

05) Tuan Ha-Ngoc

06) Jerry Karabelas, Ph.D.

07) John L. LaMattina, Ph.D.

08) Augustine Lawlor

09) George J. Morrow

10) Gregory Norden

11) H. Thomas Watkins

12) Robert C. Young, M.D.

Vote on Proposals

For

Against

Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. To approve, on an advisory basis, the compensation of the named executive officers.

4. To act upon such other matters that may properly come before the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted “FOR” the election of the nominees and “FOR” proposals 2 and 3.

Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed within the United States. (If you submit your proxy by telephone or internet, do not return your proxy card.)

Yes

No

Please indicate if you plan to attend this meeting.

Note: Please sign exactly as your name appears hereon. If the shares are in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should give their full titles. If a signatory is a corporation, please give the full corporate name and have a duly authorized officer sign, stating his or her title. If a signatory is a partnership, please sign in partnership name by an authorized person.

Signature (Joint Owners)

Date

Date

Signature [PLEASE SIGN WITHIN BOX]